                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            PPL SUNDANCE ENERGY, LLC
                                    AS SELLER

                                       AND

                         ARIZONA PUBLIC SERVICE COMPANY
                                  AS PURCHASER

                            DATED AS OF JUNE 1, 2004

                                TABLE OF CONTENTS

ARTICLE I            DEFINITIONS; CONSTRUCTION...................................................................     1

Section 1.1          Definitions.................................................................................     1

Section 1.2          Construction................................................................................     1

ARTICLE II           PURCHASE AND SALE...........................................................................     2

Section 2.1          Purchase and Sale...........................................................................     2

Section 2.2          Excluded Assets.............................................................................     3

Section 2.3          Assumed Liabilities.........................................................................     3

Section 2.4          Excluded Liabilities........................................................................     4

ARTICLE III          PURCHASE PRICE; CLOSING.....................................................................     5

Section 3.1          Purchase Price..............................................................................     5

Section 3.2          Proration...................................................................................     5

Section 3.3          Closing.....................................................................................     7

Section 3.4          Closing Deliveries by Seller to Purchaser...................................................     7

Section 3.5          Closing Deliveries by Purchaser to Seller...................................................     8

Section 3.6          Allocation of Purchase Price................................................................     9

Section 3.7          Minimum Inventory Amount Adjustment.........................................................    10

Section 3.8          Adjustment Disputes.........................................................................    10

Section 3.9          Change in Name..............................................................................    11

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF SELLER....................................................    11

Section 4.1          Organization, Standing and Power............................................................    11

Section 4.2          Authority...................................................................................    12

Section 4.3          No Conflicts................................................................................    12

Section 4.4          Business....................................................................................    13

Section 4.5          Subsidiaries................................................................................    13

Section 4.6          Legal Proceedings...........................................................................    13

Section 4.7          Compliance with Laws and Orders.............................................................    13

Section 4.8          Liabilities.................................................................................    14

Section 4.9          Absence of Certain Changes or Events........................................................    14

Section 4.10         Taxes ......................................................................................    14

Section 4.11         Regulatory Status...........................................................................    14
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                                TABLE OF CONTENTS

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
Section 4.12         Contracts...................................................................................    15

Section 4.13         Real Property...............................................................................    17

Section 4.14         Personal Property...........................................................................    20

Section 4.15         Permits.....................................................................................    21

Section 4.16         Environmental Matters.......................................................................    21

Section 4.17         Insurance...................................................................................    22

Section 4.18         Intellectual Property.......................................................................    22

Section 4.19         Related Persons.............................................................................    22

Section 4.20         Brokers.....................................................................................    22

Section 4.21         Employees...................................................................................    23

Section 4.22         Employee Benefits...........................................................................    23

Section 4.23         Improvements................................................................................    23

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................    24

Section 5.1          Corporate Existence.........................................................................    24

Section 5.2          Authority...................................................................................    24

Section 5.3          No Conflicts................................................................................    24

Section 5.4          Legal Proceedings...........................................................................    25

Section 5.5          Compliance with Laws and Orders.............................................................    25

Section 5.6          Brokers.....................................................................................    25

Section 5.7          Financial Resources.........................................................................    25

ARTICLE VI           COVENANTS...................................................................................    25

Section 6.1          Regulatory and Other Approvals..............................................................    25

Section 6.2          Access of Purchaser.........................................................................    27

Section 6.3          Certain Restrictions........................................................................    28

Section 6.4          Further Assurances..........................................................................    29

Section 6.5          Employee and Employee Benefit Matters.......................................................    29

Section 6.6          Insurance...................................................................................    31

Section 6.7          Seller's Covenants and Closing Conditions...................................................    31

Section 6.8          Purchaser's Covenants and Closing Conditions................................................    32

Section 6.9          Exclusivity.................................................................................    32

                                      iii

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                                TABLE OF CONTENTS

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
Section 6.10         Risk of Loss................................................................................    32

Section 6.11         Current Evidence of Title...................................................................    34

Section 6.12         Transition Plan.............................................................................    36

Section 6.13         Updating....................................................................................    37

Section 6.14         Records.....................................................................................    38

Section 6.15         Synthetic Lease Transaction.................................................................    39

ARTICLE VII          TAX MATTERS.................................................................................    40

Section 7.1          Proration...................................................................................    40

Section 7.2          Cooperation.................................................................................    40

Section 7.3          Transfer Taxes..............................................................................    41

ARTICLE VIII         PURCHASER'S CONDITIONS TO CLOSING...........................................................    41

Section 8.1          Representations and Warranties..............................................................    41

Section 8.2          Performance.................................................................................    41

Section 8.3          Deliveries..................................................................................    41

Section 8.4          Orders and Laws.............................................................................    41

Section 8.5          Consents and Approvals......................................................................    42

Section 8.6          Seller Material Adverse Effect..............................................................    42

Section 8.7          Approvals of Governmental Authorities.......................................................    42

Section 8.8          Transferred Permits.........................................................................    43

Section 8.9          Title Insurance.............................................................................    43

Section 8.10         Environmental Diligence.....................................................................    43

Section 8.11         Legal Opinion...............................................................................    43

ARTICLE IX           SELLER'S CONDITIONS TO CLOSING..............................................................    44

Section 9.1          Representations and Warranties..............................................................    44

Section 9.2          Performance.................................................................................    45

Section 9.3          Deliveries..................................................................................    45

Section 9.4          Orders and Laws.............................................................................    45

Section 9.5          Consents and Approvals......................................................................    45

Section 9.6          Purchaser Material Adverse Effect...........................................................    45

Section 9.7          Approvals of Governmental Authorities.......................................................    45
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                                       iv

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                                TABLE OF CONTENTS

Section 9.8          Legal Opinion...............................................................................    45

ARTICLE X            TERMINATION.................................................................................    46

Section 10.1         Termination.................................................................................    46

Section 10.2         Effect of Termination.......................................................................    48

ARTICLE XI           INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS AND ARBITRATION..........................    48

Section 11.1         Indemnification.............................................................................    48

Section 11.2         Waiver of Remedies..........................................................................    51

Section 11.3         Survival and Time Limitation................................................................    52

Section 11.4         Waiver of Other Representations; Limitations of Liability...................................    52

Section 11.5         Procedure for Indemnification - Third-Party Claims..........................................    53

Section 11.6         Arbitration.................................................................................    54

ARTICLE XII          MISCELLANEOUS...............................................................................    56

Section 12.1         Notices.....................................................................................    56

Section 12.2         Entire Agreement............................................................................    57

Section 12.3         Expenses....................................................................................    57

Section 12.4         Public Announcements........................................................................    57

Section 12.5         Confidential Information....................................................................    58

Section 12.6         Disclosure..................................................................................    59

Section 12.7         Waiver; Remedies Cumulative.................................................................    60

Section 12.8         Amendment...................................................................................    60

Section 12.9         No Third Party Beneficiary..................................................................    60

Section 12.10        Assignment; Binding Effect..................................................................    60

Section 12.11        Headings....................................................................................    60

Section 12.12        Invalid Provisions..........................................................................    60

Section 12.13        Counterparts; Facsimile.....................................................................    60

Section 12.14        Governing Law; Venue; and Jurisdiction......................................................    61

Section 12.15        Attorneys' Fees.............................................................................    61

                                       v

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                                TABLE OF CONTENTS

APPENDIX I           DEFINITIONS.................................................................................     1

EXHIBIT A            FORM OF ASSUMPTION OF CERTAIN LIABILITIES...................................................     1

EXHIBIT B            FORM OF AFFIDAVIT OF PROPERTY VALUE.........................................................     1

EXHIBIT C            FORM OF SPECIAL WARRANTY DEED...............................................................     1

EXHIBIT D            FORM OF BILL OF SALE AND ASSIGNMENT OF CONTRACT RIGHTS......................................     1

EXHIBIT E            FORM OF CERTIFICATION OF NON-FOREIGN STATUS.................................................     1

EXHIBIT F            FORM OF GUARANTY AGREEMENT..................................................................     1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") dated as of June 1, 2004 (the "AGREEMENT DATE") is made and entered into by and between PPL SUNDANCE ENERGY, LLC, a Delaware limited liability company ("SELLER"), and ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation ("PURCHASER").

                                    RECITALS

         Seller owns a generating plant in Pinal County, Arizona, having a nominal generating capacity of 450 megawatts.

         Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities (each as hereinafter defined) on the terms and subject to the conditions set forth herein.

                             STATEMENT OF AGREEMENT

         Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                            DEFINITIONS; CONSTRUCTION

         1.1 DEFINITIONS. Capitalized terms used in this Agreement have the meanings given to them in Appendix I to this Agreement.

         1.2 CONSTRUCTION.

                  (a) In this Agreement, unless expressly provided otherwise:

                           (i) Unless otherwise specified, all article, section,
                  subsection, schedule, exhibit and appendix references used in this Agreement are to articles, sections, subsections, schedules, exhibits and appendices to this Agreement. The exhibits, schedules and appendices attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

                           (ii) If a term is defined as one part of speech (such
                  as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, and words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words "includes" or "including" shall mean "including without limitation," the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any amendment thereof or any consolidation, amendment, reenactment, extension, replacement or successor thereto and any rules and regulations promulgated thereunder. References to "or" shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, "or" shall be interpreted to mean "and/or" rather than "either/or"). Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

                           (iii) A reference to (A) a day (other than a Business
                  Day) is a reference to a calendar day, (B) a month is a reference to a calendar month and (C) a year is a reference to a calendar year. A reference to a time is a reference to the time in effect in Phoenix, Arizona on the relevant date. When a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of such day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of such day. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. A reference to a day (other than a Business Day) is a reference to a period of time commencing at midnight Phoenix time and ending the following midnight Phoenix time. A reference to a Business Day is a reference to a period of time commencing at 9:00 a.m. Phoenix time on a Business Day and ending at 5:00 p.m. Phoenix time on the same Business Day.

                           (iv) All accounting terms used herein and not
                  expressly defined herein shall have the meanings given to them under GAAP.

                  (b) Time is of the essence in this Agreement.

                  (c) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens (except for Permitted Liens, including the Permitted Liens set forth on Schedule 2.1), all of Seller's right, title and interest in, to and under the real and personal property, tangible or intangible, constituting the Purchased Assets.

         2.2 EXCLUDED ASSETS. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (collectively, the "EXCLUDED ASSETS"):

                  (a) except for Prepayments, any cash, cash equivalents, certificates of deposit, bank deposits, commercial paper, securities, rights to payment, accounts receivable, rights to refunds, credits, offsets, in-kind or exchange arrangements, income, sales, payroll or other tax receivables, and any similar rights arising from or relating to the ownership or operation of the Business or the Project with respect to any period of time prior to the Closing;

                  (b) all claims, causes of action, rights of recovery, rights of set-off, rights to refunds and similar rights of any kind in favor of Seller or any other Person arising from or relating to the ownership or operation of the Business or the Project with respect to any period of time prior to the Closing, including any refund of Taxes paid prior to the Closing (including refunds of Taxes received after the Closing) and described in SECTION 2.2(d) below, except for (i) any of the foregoing that relate to Assumed Liabilities and (ii) the Warranty Rights;

                  (c) any rights of Seller or any other Person in the names "PPL" and "PPL Sundance Energy" or any other trade names, trademarks, service marks or logos;

                  (d) any refund, credit penalty payment, adjustment or reconciliation (i) related to real property taxes, personal property taxes or other Taxes paid prior to the Closing Date in respect of the Purchased Assets or relating to the Business or the Project, whether such refund, adjustment or reconciliation is received as a payment or as a credit against future Taxes payable, or (ii) arising under the Transferred Contracts and relating to any period before the Closing Date;

                  (e) the rights under any insurance policy arising out of and relating to events or periods prior to the Closing or which is not related to the Business or the Project, except to the extent such policy insures for events or occurrences that are included in the Assumed Liabilities;

                  (f) the contracts, leases and other agreements set forth on
Schedule 2.2(f) and any other contracts, leases or other agreements of Seller or any other Person not used or useful in, or related primarily to or necessary for, the Business or the Project (the "EXCLUDED CONTRACTS");

                  (g) all books and records of Seller or any other Person other than the Books and Records;

                  (h) the rights and assets described in Schedule 2.2(h) as not part of the Purchased Assets (the "EXCLUDED ITEMS"); and

                  (i) the rights of Seller under this Agreement and the Ancillary Agreements.

         2.3 ASSUMED LIABILITIES. On the Closing Date, Purchaser shall execute and deliver in favor of Seller the Assumption Agreement, pursuant to which Purchaser shall assume and agree to pay, perform and discharge when due the following Liabilities of Seller, whether direct or indirect, known or unknown (except as otherwise provided in SECTION 11.1(c) of this Agreement with respect to Environmental Liabilities and Tort Liabilities), absolute or contingent, accrued, fixed or otherwise, or whether due or to become due, solely to the extent such Liabilities accrue or arise from and after the Closing (except as otherwise specifically provided in SECTION 11.1(c) of this Agreement with respect to Environmental Liabilities and Tort Liabilities), other than Excluded Liabilities (as defined below), in accordance with the respective terms and subject to the respective conditions thereof (collectively, but excluding the Excluded Liabilities, the "ASSUMED LIABILITIES"):

                  (a) all Liabilities of Seller under the Transferred Contracts, the Transferred Permits and the Transferred Intellectual Property, in each case in accordance with the terms thereof, except to the extent that such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default by Seller;

                  (b) any and all Liabilities associated with Continued Employees, to the extent provided in SECTION 6.5;

                  (c) any Liability of Seller described on Schedule 2.3(c);

                  (d) any Liability for Real Property and other Taxes attributable to the Purchased Assets, except to the extent of the proration provided for in SECTION 3.2;

                  (e) subject to SECTION 11.1(c), any and all Environmental Liabilities, except for the Excluded Environmental Liabilities; and

                  (f) subject to SECTION 11.1(c), any and all Tort Liabilities, except for the Excluded Tort Liabilities.

         2.4 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement, the Assumption Agreement or any other Ancillary Agreement, or the transactions contemplated hereby or thereby, or otherwise, and shall have no liability for, any Liabilities of Seller (the "EXCLUDED LIABILITIES"), including any of the following Liabilities:

                  (a) any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller that are not Purchased Assets;

                  (b) any Liabilities in respect of Taxes attributable to the Purchased Assets for taxable periods ending on or before the Closing Date, except to the extent of the proration provided for in SECTION 3.2;

                  (c) any Liabilities of Seller (i) arising from the violation, breach or default by Seller, prior to the Closing Date, of any Transferred Contract, Transferred Permit or Transferred Intellectual Property or (ii) in respect of any other contract, agreement, personal property lease, permit, license or other arrangement or instrument entered into by Seller;

                  (d) subject to SECTION 3.2, any payment obligations of Seller, including accounts or notes payable, accruing or arising prior to the Closing Date;

                  (e) any fines and penalties imposed by any Governmental Authority resulting from any act or omission by Seller or its Affiliates that occurred prior to the Closing Date;

                  (f) any income Taxes attributable to income received by Seller;

                  (g) any Liability of Seller arising as a result of its execution and delivery of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder or thereunder, or the consummation by Seller of the transactions contemplated hereby or thereby;

                  (h) any Liability of Seller based on Seller's acts or omissions after the Closing;

                  (i) any and all Environmental Liabilities to the extent accruing, arising or occurring during the period of Seller's (or any of its Affiliates') ownership of the Real Property or operation of the Project, and any and all other Environmental Liabilities to the extent accruing, arising or occurring prior to the Closing and within Seller's Knowledge prior to the Closing (the "EXCLUDED ENVIRONMENTAL LIABILITIES"); and

                  (j) any and all Tort Liabilities to the extent accruing, arising or occurring during the period of Seller's (or any of its Affiliates') ownership of the Real Property or operation of the Project, and any and all other Tort Liabilities to the extent accruing, arising or occurring prior to the Closing and within Seller's Knowledge prior to the Closing (the "EXCLUDED TORT LIABILITIES").

                                  ARTICLE III

                             PURCHASE PRICE; CLOSING

         3.1 PURCHASE PRICE. At the Closing, Purchaser agrees to pay to Seller the sum of One Hundred Eighty-Nine Million Five Hundred Thousand and No/100 Dollars ($189,500,000.00), subject to adjustment pursuant to SECTION 3.7 and
SECTION 10.1(g) (the "PURCHASE PRICE").

         3.2 PRORATION.

                  (a) Purchaser and Seller agree that, except as otherwise set forth in this Agreement, all of the items normally prorated, including those listed below, relating to the Business and the Purchased Assets shall be prorated as of the effective time of the Closing on the Closing Date, with Seller liable to the extent such items relate to any time period through the effective time of the Closing on the Closing Date, and Purchaser liable to the extent such items relate to any time period subsequent to the effective time of the Closing on the Closing Date:

                           (i) any rent, Taxes and other items payable by or to
                  Seller under any of the Transferred Contracts to be assigned to and assumed by Purchaser hereunder;

                           (ii) any permit, license or registration fees with
                  respect to any Transferred Permit; and

                           (iii) charges for water, telephone, electricity and
                  other utilities.

                  (b) Purchaser and Seller agree that Property Taxes with respect to the Business or the ownership and the operations of the Purchased Assets or the Project shall be prorated as follows:

                           (i) Seller shall be liable for and shall pay when due
                  all Property Taxes having a lien date in the year before the calendar year of the Closing Date.

                           (ii) Seller shall be liable for and shall pay when
                  due all Property Taxes having a lien date in the same calendar year as the Closing Date; and

                           (iii) Property Taxes having a lien date in the
                  calendar year following the year of the Closing Date shall be paid by Purchaser; however, such Property Taxes shall be prorated with (A) Seller being liable for that portion of the Property Taxes calculated by multiplying (1) the final determined Property Tax liability by (2) the number of days beginning with January 1 in the year of Closing up to and including the Closing Date divided by three hundred sixty-five
                  (365) days, and (B) Purchaser being liable for that portion of the Property Taxes calculated by multiplying (1) the final determined Property Tax liability by (2) the number of days after the Closing Date up to and including December 31 in the year of Closing divided by three hundred sixty-five (365) days. Schedule 3.2(b) illustrates the operation of this
                  SECTION 3.2(b). After each payment of Property Taxes referred to in this SECTION 3.2(b)(iii) by Purchaser, Purchaser shall notify Seller in writing of the total amount of Property Taxes paid and, as to that payment, the prorated amount for which Seller is liable. Seller shall reimburse Purchaser such prorated amount within fifteen (15) days after receipt of the notice from Purchaser.

                  (c) In the event that actual figures are not available at the Closing Date, prorations required by SECTION 3.2(a) shall be calculated as follows:

                           (i) Such proration shall be based upon the actual
                  fee, cost or amount of the specific item for the most recent preceding year (or appropriate period) for which an actual fee, cost or amount paid is available.

                           (ii) Upon the request of either Seller or Purchaser,
                  made within sixty (60) days of the date that any actual amount previously estimated in accordance with SECTION 3.2(c)(i) becomes available (the "REQUEST DATE"), the Parties shall (A) calculate the prorated amounts using the actual available amounts (the "ACTUAL PRORATED AMOUNTS"), (B) calculate the difference between the originally estimated prorations (the "ESTIMATED PRORATED AMOUNTS") and the Actual Prorated Amounts (the "PRORATED DIFFERENCE"), and (C) the Party that at Closing paid less than the Actual Prorated Amount due from such Party based upon the Estimated Prorated Amounts shall pay the Prorated Difference to the other Party within sixty (60) days of the Request Date.

         3.3 CLOSING. The Closing shall take place in Phoenix at the offices of Moyes Storey at 10:00 A.M. Phoenix time, on the third Business Day after the conditions to Closing set forth in ARTICLES VIII and IX (other than actions to be taken or items to be delivered at Closing) have been either satisfied or waived by the Party entitled to waive such conditions, or on such other date and at such other time and place as Purchaser and Seller mutually agree in writing. All actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Closing. Subject to the provisions of ARTICLE X, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this SECTION 3.3 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. The Closing shall be effective for all purposes as of 11:59:59 P.M. Phoenix time on the Closing Date.

         3.4 CLOSING DELIVERIES BY SELLER TO PURCHASER. At the Closing (or, in the case of clause (j) below, simultaneously with the execution and delivery hereof), Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

                  (a) the Deed, duly executed by and acknowledged on behalf of Seller and in recordable form;

                  (b) the Bill of Sale and Assignment of Rights, duly executed by Seller;

                  (c) the Affidavit of Property Value, duly executed by and acknowledged on behalf of Seller;

                  (d) the FIRPTA Affidavit, duly executed by and acknowledged on behalf of Seller;

                  (e) a certificate of an officer of Seller, dated as of the Closing Date, setting forth and attesting to (i) the resolutions of the board of directors of the sole member of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) the incumbency and signature of the officer(s) of Seller executing this Agreement and the Ancillary Agreements and (iii) the Original Cost and the Accumulated Provision for Depreciation and Amortization for the Purchased Assets as of the Closing Date;

                  (f) a certificate of an officer of Seller, dated as of the Closing Date, as to the matters set forth in SECTIONS 8.1 and 8.2;

                  (g) a complete copy of the certificate of formation (and all amendments thereto) of Seller, certified by the Secretary of State of Delaware as of a date not more than five (5) Business Days prior to the Closing Date, and a complete copy of the Charter Documents (and all amendments thereto) of Seller as in effect on the Closing Date, certified by an officer of Seller;

                  (h) certificates from appropriate Governmental Authorities, dated no earlier than five (5) Business Days prior to the Closing Date, as to the good standing and legal existence of Seller in the State of Delaware and as to the good standing and qualification to do business by Seller in the State of Arizona;

                  (i) the consents, waivers, authorizations and approvals set forth on Schedules 4.3(b) and 4.3(c), in form and substance reasonably satisfactory to Purchaser;

                  (j) a duly executed unconditional guaranty of Seller's obligations under ARTICLE X, ARTICLE XI and SECTION 12.15 in the form attached hereto as Exhibit F (the "GUARANTY AGREEMENT") from PPL Energy Supply;

                  (k) a tax clearance certificate from the Arizona Department of Revenue, dated no earlier than five (5) Business Days prior to the Closing Date, with respect to Seller; and

                  (l) such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement.

         3.5 CLOSING DELIVERIES BY PURCHASER TO SELLER. At the Closing, Purchaser shall deliver to Seller the following:

                  (a) a wire transfer of immediately available funds (to such account as Seller shall have notified Purchaser of at least two (2) Business Days prior to the Closing Date) in the amount equal to the Purchase Price (plus or minus any prorated amounts calculated pursuant to SECTION 3.2(c));

                  (b) the Affidavit of Property Value, duly executed by and acknowledged on behalf of Purchaser;

                  (c) an assumption agreement (the "ASSUMPTION AGREEMENT"), in the form attached hereto as Exhibit A, evidencing the assumption by Purchaser of the Assumed Liabilities, duly executed by Purchaser;

                  (d) a certificate of an officer of Purchaser, dated as of the Closing Date, setting forth and attesting to (i) the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, and (ii) the incumbency and signature of each officer of Purchaser executing this Agreement and the Ancillary Agreements to which it is a party;

                  (e) a certificate of an officer of Purchaser, dated as of the Closing Date, as to the matters set forth in SECTIONS 9.1 and 9.2;

                  (f) a complete copy of Purchaser's articles of incorporation (and all amendments thereto), certified by the ACC as of a date not more than five (5) Business Days prior to the Closing Date, and a complete copy of the bylaws (and all amendments thereto) of Purchaser, certified by an officer of Purchaser;

                  (g) a certificate from the ACC, dated no earlier than five (5) Business Days prior to the Closing Date, as to the good standing and legal existence of Purchaser in Arizona; and

                  (h) such other documents as Seller may reasonably request to carry out the purposes of this Agreement.

         3.6 ALLOCATION OF PURCHASE PRICE.

                  (a) Seller and Purchaser agree that prior to the Closing, the Purchase Price shall be allocated among the Purchased Assets in accordance with an allocation schedule (the "PURCHASE PRICE ALLOCATION SCHEDULE") agreed upon by Purchaser and Seller, which shall be prepared in a manner required by Section 1060 of the Code and any other applicable Law and delivered by Purchaser to Seller prior to the Closing. Seller and Purchaser each shall prepare a mutually acceptable and substantially identical IRS Form 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Purchase Price Allocation Schedule which the Parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities. Each of Seller and Purchaser agrees to provide the other promptly with any other information required to complete IRS Form 8594. Each Party agrees that it shall not, without the consent of the other Party, take a position on any Tax Return, or before any Taxing Authority in connection with the examination of any Tax Return or in any subsequent judicial proceeding, that is in any manner inconsistent with the terms of the Purchase Price Allocation Schedule. In recognition of Seller's status as a disregarded entity for U.S. federal and Arizona income tax purposes, Purchaser agrees that Seller's responsibilities and obligations under this
SECTION 3.6(a) shall be satisfied by Seller cooperating with its sole member with respect to such responsibilities and obligations.

                  (b) If Purchaser and Seller are unable to agree upon the Purchase Price Allocation Schedule within fifteen (15) days prior to the scheduled Closing Date, Purchaser and Seller shall refer the matter to Independent Accountants, which shall determine the Purchase Price Allocation Schedule (including any valuations) in accordance with the provisions set forth in this SECTION 3.6(b). The Independent Accountants shall be instructed to deliver to Purchaser and Seller a written determination of the Purchase Price Allocation Schedule within ten (10) days from the date of referral thereof to the Independent Accountants. For purposes of this SECTION 3.6(b) and whenever the Independent Accountants are retained to resolve a dispute between the Parties under this Agreement, the Independent Accountants may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as they deem appropriate in the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accountants, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accountants shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the Independent Accountants as they may reasonably request. Except in the case of fraud or manifest error, the finding of the Independent Accountants shall be final and binding on the Parties. Purchaser and Seller shall share equally the fees and disbursements of the Independent Accountants in connection with resolving the dispute.

         3.7 MINIMUM INVENTORY AMOUNT ADJUSTMENT.

                  (a) The Purchase Price will be increased on a dollar-for-dollar basis to the extent that the Post-Closing Inventory Amount Determination (as defined below) is greater than the Minimum Inventory Amount (provided that such increase shall in no event exceed $100,000) and decreased on a dollar-for-dollar basis to the extent that the Post-Closing Inventory Amount Determination is less than the Minimum Inventory Amount.

                  (b) At least five (5) Business Days prior to the execution and delivery hereof, Seller shall have provided Purchaser with a certificate containing a description, part number, quantity on hand, average unit cost and extended value (quantity times average unit cost) with respect to each class of inventory as of the last day of each calendar month between January 1, 2003 and December 31, 2003. During the Interim Period, Purchaser will be entitled to conduct onsite test counts of the spare parts inventory in accordance with
SECTION 6.2.

                  (c) Within sixty (60) days after the Closing Date, Purchaser will deliver to Seller written notice (the "INVENTORY ADJUSTMENT NOTICE") of Purchaser's post-Closing determination of the spare parts in inventory as of the Closing Date (the "POST-CLOSING INVENTORY AMOUNT DETERMINATION"), as derived from Purchaser's physical review of the spare parts in inventory, the records (financial and otherwise) relating to such spare parts, and the Transferred Contracts. The Inventory Adjustment Notice will contain reasonable detail as to how the Post-Closing Inventory Amount Determination was determined by Purchaser. Within twenty (20) days after Seller's receipt of the Inventory Adjustment Notice, Seller will notify Purchaser in writing of Seller's acceptance or rejection of the Post-Closing Inventory Amount Determination as set forth in the Inventory Adjustment Notice. Any notice of rejection by Seller must include the reasons for such rejection and, if appropriate, Seller's proposed calculation of the Post-Closing Inventory Amount Determination. If (i) by written notice to Purchaser, Seller accepts the Post-Closing Inventory Amount Determination as set forth in the Inventory Adjustment Notice, or (ii) Seller fails to deliver any notice of acceptance or rejection of the Post-Closing Inventory Amount Determination within the prescribed twenty (20)-day period (which failure will result in Seller being deemed to have irrevocably accepted and agreed with the Post-Closing Inventory Amount Determination), the Post-Closing Inventory Amount Determination as set forth in the Inventory Adjustment Notice will be final and binding on the Parties.

         3.8 ADJUSTMENT DISPUTES.

                  (a) If Seller delivers written notice to Purchaser under
SECTION 3.7(c) of rejection of the Post-Closing Inventory Amount Determination as set forth in the Inventory Adjustment Notice, Seller and Purchaser will promptly (and in any event within ten (10) Business Days after the date of delivery of Seller's notice of rejection to Purchaser) cause their respective representatives to confer with each other with a view to resolving any such matter. If such Parties' representatives are unable to resolve any such matter within thirty (30) days after the date of delivery of Seller's notice of rejection to Purchaser, Seller and Purchaser will refer the dispute to Independent Accountants for review and final determination of the Post-Closing Inventory Amount Determination. The Independent Accountants shall be instructed to deliver to Purchaser and Seller a written determination of the Post-Closing Inventory Amount Determination within ten (10) Business Days from the date of referral thereof to the Independent

Accountants. The Independent Accountants may request of Seller or Purchaser such documents and information as may be necessary or appropriate for proper determination of any such matter, and such Parties will cooperate to promptly satisfy any such request. Except in the case of fraud or manifest error ,the determination by the Independent Accountants of the Post-Closing Inventory Amount Determination will be final and binding on the Parties. Seller and Purchaser will equally share the fees and disbursements of the Independent Accountants in undertaking such review and determination.

                  (b) Within five (5) Business Days after the final agreement of Seller and Purchaser, the final determination by the Independent Accountants or the deemed acceptance by Seller (as the case may be) of the Post-Closing Inventory Amount Determination, either:

                           (i) Purchaser will pay to Seller, by wire transfer of
                  immediately available funds, the amount (if any) by which the Post-Closing Inventory Amount Determination exceeds the Minimum Inventory Amount (provided that such adjustment shall in no event exceed $100,000), or

                           (ii) Seller will pay to Purchaser, by wire transfer
                  of immediately available funds, the amount (if any) by which the Post-Closing Inventory Amount Determination is less than the Minimum Inventory Amount.

         3.9 CHANGE IN NAME. Not more than ten (10) Business Days after the Closing Date, Purchaser shall remove all signs or other indications of ownership at the Project or on the Purchased Assets that reference Seller.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The representations and warranties contained in this ARTICLE IV are qualified by the disclosure made with respect to such representations and warranties in the Schedules attached hereto, to the extent that such disclosure specifically identifies, or that it is reasonably apparent that such disclosure relates to, the subsections that it qualifies. This ARTICLE IV and the Schedules shall be read together as an integrated provision. Subject to the foregoing, effective as of the Agreement Date and the Closing Date, Seller hereby represents and warrants to Purchaser that, except as disclosed in the Schedules:

         4.1 ORGANIZATION, STANDING AND POWER. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate the Business and the Purchased Assets. Seller is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of the Purchased Assets or the nature of the business conducted by it make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Seller's ability to perform its obligations hereunder. Seller has made available to Purchaser true, correct and complete copies of Seller's Charter Documents.

         4.2 AUTHORITY. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement and each of the Ancillary Agreements to which Seller is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except that the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         4.3 NO CONFLICTS. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party and the completion of the transactions contemplated hereby and thereby do not and will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller;

                  (b) assuming the notices, consents and waivers set forth on
Schedule 4.3(b) (the "SELLER CONSENTS") have been made or obtained:

                           (i) violate, result in a breach of, constitute (with
                  due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination, cancellation or acceleration to arise or accrue under, any Contract to which Seller is a party or by which it or any of the Purchased Assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect;

                           (ii) result in the creation or imposition of any Lien
                  upon any of the Purchased Assets;

                           (iii) result in the cancellation, modification
                  (except as contemplated by this Agreement), revocation or suspension of any Transferred Contract, Transferred Permit or Transferred Intellectual Property;

                           (iv) require the consent, approval, or notification
                  of, or registration or filing with, any third party; or

                           (v) cause Purchaser, any of its Affiliates, or any of
                  the Purchased Assets to become subject to, or liable for the payment of, any Tax relating to the operation of Seller, the Purchased Assets or the Business for any period ending or deemed to end on or before the Closing Date; and

                  (c) assuming all required filings, approvals, consents, authorizations and notices set forth on Schedule 4.3(c) (collectively, the "SELLER APPROVALS") have been made, obtained or given, (i) conflict with or result in a violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to Seller or its Assets, or (ii) require the consent, approval, or notification of, or registration or filing with, any Governmental Authority under any applicable Law.

         4.4 BUSINESS. The Business is the only business operation carried on by Seller. Except for the Excluded Items, the Purchased Assets are sufficient to operate the Business as currently operated and constitute all the assets and rights that are used by Seller or any of its Affiliates in connection with the operation of the Business. All equipment included in the Purchased Assets (other than spare parts and other equipment not currently in service) and all buildings, structures and fixtures constituting part of the Project have been maintained by Seller in accordance with Good Operating Practices, except for ordinary wear and tear. There are no pending or, to Seller's Knowledge, threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Purchased Assets. For purposes of this Agreement, "SELLER'S KNOWLEDGE" means the actual knowledge of the individuals named on Schedule 4.4, who Seller represents to be the persons generally responsible for the subject matters to which such knowledge is pertinent.

         4.5 SUBSIDIARIES. Seller does not have any subsidiaries or own equity interests in any Person.

         4.6 LEGAL PROCEEDINGS.

                  (a) Neither Seller nor any of its Affiliates has been served with notice of any Claim, and, to Seller's Knowledge, none has been threatened against any such Person, that (i) affects Seller or the Purchased Assets and would, individually or in the aggregate, if pursued or resulting in a judgment against Seller, reasonably be expected to have a Seller Material Adverse Effect or (ii) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. Seller does not have any Knowledge of any facts that would reasonably be expected to form the basis for any such Claim, writ, judgment, order or decree.

                  (b) Schedule 4.6(b) lists all of the currently pending legal proceedings before any Governmental Authority relating to the Project or the Business (but not, however, including any such legal proceedings that apply generically to the electric power industry or any segment thereof, or to participants within such industry or any such segment). To Seller's Knowledge, all currently effective filings relating to the Project or the Business heretofore made by Seller with any Governmental Authority were made in compliance with the Laws then applicable thereto and the information contained therein was true and correct in all material respects as of the respective dates of such filings.

         4.7 COMPLIANCE WITH LAWS AND ORDERS. Seller is in compliance with all Laws and orders applicable to it, except where any such non-compliance would not, in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; provided that this SECTION 4.7 does not address (a) Real Property, which is exclusively addressed by SECTION 4.13, or (b) Environmental Laws, which are exclusively addressed by SECTIONS
4.15 and 4.16.

         4.8 LIABILITIES. Except as disclosed on Schedule 4.8, Seller has no Liabilities that individually or in the aggregate exceed $100,000, excluding (i) Liabilities under the Transferred Contracts and Excluded Contracts, (ii) Liabilities under this Agreement, (iii) Liabilities under Seller's Permits listed on Schedule 4.15, (iv) Liabilities under this Agreement for which Seller is responsible, and (v) Liabilities incurred after the date hereof in accordance with the provisions contained in ARTICLE VI.

         4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 4.9, and except as otherwise contemplated by this Agreement, between December 31, 2003, and the Agreement Date, there has not been: (i) any Seller Material Adverse Effect; (ii) any damage, destruction or casualty loss, whether covered by insurance or not, which has had a Seller Material Adverse Effect; or
(iii) any entry into any agreement, commitment or transaction (including any borrowing, capital expenditure or capital financing) by Seller or any of its Affiliates, which is material to the Business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein.

         4.10 TAXES. All Tax Returns that are required to be filed on or before the Closing Date by, on behalf of or relating to Seller or its financial results have been or will be duly and timely filed or are the subject of a timely filed and valid extension. All Taxes that are shown to be due on such Tax Returns with respect to the Business have been or will be timely paid in full. All Property Taxes with respect to the Purchased Assets having a lien date in the year before the calendar year of the Closing Date have been or will be paid in full by Seller no later than the respective due dates for such Property Taxes. All Property Taxes with respect to the Purchased Assets having a lien date in the same year as the Closing Date have been or will be paid in full by Seller no later than the respective due dates for such Property Taxes. All Property Tax Returns with respect to the Purchased Assets have been or will be duly and timely filed by Seller for certain time periods, as set forth in SECTION 7.1(b). All withholding Tax requirements imposed on Seller have been satisfied in full in all respects. Seller does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency. There are no pending or active audits or, to Seller's Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of Seller.

         4.11 REGULATORY STATUS.

                  (a) Seller is qualified as an "exempt wholesale generator" and the Project is an "eligible facility," each within the meaning of Section 32(a) of the Public Utility Holding Company Act of 1935. Except as set forth on
Schedule 4.11(a), Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

                  (b) Seller is not an "investment company," a company "controlled" by an "investment company" or an "investment advisor" within the meaning of the Investment Company Act of 1940.

         4.12 CONTRACTS.

                  (a) Schedule 4.12(a) sets forth a complete and accurate list as of the Agreement Date of all of the following Transferred Contracts to which Seller or an Affiliate of Seller is a party relating to the Project or the Business or by which the Purchased Assets may be bound (collectively, "MATERIAL CONTRACTS" and individually a "MATERIAL CONTRACT"):

                           (i) Contracts for the future purchase, exchange or
                  sale of gas;

                           (ii) Contracts for the future purchase, exchange or
                  sale of power or ancillary services;

                           (iii) Contracts for the future purchase, exchange, or
                  sale of steam;

                           (iv) Contracts for the future transportation or
                  transmission of gas or electric power;

                           (v) interconnection Contracts;

                           (vi) Contracts (A) for the sale of any Asset or (B)
                  that grant a right or option to purchase any Asset, other than Contracts entered into in the ordinary course of business relating to Assets with a value of less than $50,000 individually or $100,000 in the aggregate;

                           (vii) Contracts (other than Contracts identified
                  pursuant to SECTIONS 4.12(a)(i) THROUGH (vi)) for the future provision of goods or services and requiring payments by Seller in excess of $50,000 for each individual Contract;

                           (viii) Contracts under which Seller has created,
                  incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, or under which Seller has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding indebtedness for borrowed money;

                           (ix) outstanding agreements of guaranty, surety or
                  indemnification, direct or indirect, by Seller, or by any Affiliate of Seller for the benefit of Seller;

                           (x) Contracts between Seller and any Affiliate of
                  Seller relating to the future provision of goods or services by Seller to such Affiliate of Seller, or by such Affiliate of Seller to Seller;

                           (xi) Any contract for consulting that provides for
                  annual compensation by Seller in an amount in excess of $50,000 and which is not cancelable by Seller on ninety (90) days or less advance notice;

                           (xii) outstanding futures, swap, collar, put, call,
                  floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, gas or securities;

                           (xiii) Contracts that purport to limit Seller's
                  freedom to compete in any line of business or in any geographic area;

                           (xiv) partnership, joint venture or limited liability
                  company agreements; and

                           (xv) Contracts conveying, granting, leasing or
                  assigning to or by Seller an interest in real property.

                  (b) Seller has provided Purchaser with, or access to, true and complete copies of all Material Contracts.

                  (c) Each of the Material Contracts is in full force and effect in all material respects and constitutes a valid and binding obligation of Seller (or, if applicable, an Affiliate of Seller) and, to Seller's Knowledge, of the other parties thereto, and, except as disclosed in Schedule 4.12(c), each Transferred Contract may be transferred to Purchaser pursuant to this Agreement without the consent of the other parties thereto and without breaching any material terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

                  (d) Except as set forth in Schedule 4.12(d), there is not under any Material Contract any material default or event which, with notice or lapse of time or both, (i) would constitute a material default by Seller (or by any Affiliate of Seller which is a party thereto) or, to Seller's Knowledge, any other party thereto, (ii) would constitute a default by Seller (or by any Affiliate of Seller which is a party thereto) or, to Seller's Knowledge, any other party thereto which would give rise to an automatic termination, or the right of discretionary termination thereof, or (iii) would cause the acceleration of any of Seller's (or any of its Affiliates') obligations thereunder or result in the creation of any Lien (other than any Permitted Lien) on any of the Purchased Assets. There are no claims, actions, proceedings or investigations pending or, to Seller's Knowledge, threatened against Seller (or by any Affiliate of Seller which is a party thereto) or, to Seller's Knowledge, any other party to any Material Contract before any Governmental Authority acting in an adjudicative capacity, in each case relating in any way to any Material Contract or the subject matter thereof. Seller has no Knowledge of any defense, offset or counterclaim arising under any Material Contract.

                  (e) Schedule 4.12(e) details all warranties by any vendor, materialman, supplier, contractor or subcontractor relating to the Purchased Assets or any component thereof and specifies the following information with respect to each such warranty: (i) the item of equipment or other item of the Purchased Assets to which the warranty is applicable, but only to the extent such item has a value of $50,000 or more, (ii) the contract or agreement pursuant to which the warranty was given or made (a true and complete copy of each such contract or agreement has been provided to Purchaser); (iii) a description of any warranty work done under the applicable warranty, the date thereof and the applicable warranty period for the warranty work; and (iv) whether such warranty is transferable to Purchaser. Except as disclosed on Schedule 4.12(e), Seller has complied with all storage, installation, operation, maintenance and other requirements with respect to each item of equipment or other item of the Purchased Assets to which each warranty relates and each other condition to the continued effectiveness of each such warranty, and there are no events that have occurred or conditions applicable that constitute or may constitute a defense to the continuing effectiveness of each such warranty.

         4.13 REAL PROPERTY.

                  (a) Transferred Real Property. Schedule 4.13(a) contains a true and complete list of all Real Property of Seller that is part of the Purchased Assets (including all rights of Seller relating to any rights of way, encumbrances or other such rights). Based solely upon the Existing Title Policies, Seller owns or leases (as tenant or lessee) all Real Property listed on Schedule 4.13(a), in each case free and clear of all Liens (except for Permitted Liens that do not affect the use or marketability of such Real Property) created by, through or under Seller, except as otherwise noted on
Schedule 4.13(a) or as disclosed or listed in the Existing Title Policies, true and complete copies of which title policies have been made available for due diligence review by Purchaser.

                  (b) Encumbrances and Improvements. Schedule 4.13(b) includes a description of all encumbrances, easements, licenses or rights of way of record (or, if not of record, of which Seller has Knowledge) granted on or appurtenant to or otherwise affecting the Real Property, and all plants, buildings, structures or other Improvements located thereon. All Liens, easements or rights of way that are not of public record, if any, would not reasonably be expected to have a Seller Material Adverse Effect. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and Improvements located thereon to be legally used and occupied as the same are now constituted. To Seller's Knowledge, and except for any items listed in the Existing Title Policies or the survey prepared by Superior Surveying Services, Inc., dated July 29, 2002 under Job #220649 (the "EXISTING SURVEY"): (i) no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads; (ii) there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress; (iii) there is not (A) any claim of adverse possession or prescriptive rights involving any of the Real Property, (B) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (C) any structure of any other party which encroaches on or over the boundaries of any such Real Property; and (iv) no public improvements have been commenced and none are planned which in either case may result in special assessments or otherwise would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

                  (c) Real Property Leases. Except as set forth in Schedule 4.13(c), there are no real property leases, recorded or unrecorded (the "REAL PROPERTY LEASES"), relating to the Purchased Assets under which Seller is a lessee, lessor or under which Seller has any interest.

                  (d) Approval. No state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by

Seller to Purchaser (or as a prerequisite to the recording of any conveyance document) of any Real Property pursuant to the terms hereof.

                  (e) Governmental Restrictions; Condemnation. Seller has not received, and does not have Knowledge of, any notifications, restrictions, or stipulations from the United States of America, the State of Arizona, the County of Pinal, or any other Governmental Authority requiring any work to be done on the Real Property or threatening the use of the Real Property. There are no pending or, to Seller's Knowledge, threatened taking or condemnation proceedings affecting any portion of the Real Property. Seller is not subject to, and, to Seller's Knowledge, no basis exists for, any order, judgment, decree or governmental restriction that would adversely affect the transactions contemplated by this Agreement, the Real Property or the use of the Real Property in the manner presently being used by Seller. Seller has no Knowledge of any plan, study, litigation, action, proceeding or effort by any Governmental Authority or private party which in any way challenges, affects or would challenge or affect the continuation of the present use of the Real Property specifically.

                  (f) Title and Access. Based solely upon the Existing Title Policies, fee simple title to the Real Property is currently vested in Seller. Permanent, legal access as presently existing is available to the Real Property from a dedicated public right-of-way.

                  (g) Knowledge of Adverse Title Matters. Except as set forth on
Schedule 4.13(g), Seller has no Knowledge of any title defect, Lien, encumbrance, adverse claim, or other matter relating to the title to the Real Property or to the title insurance coverage for the Real Property which is not shown by the public records, the Existing Title Policies or the Existing Survey.

                  (h) Absence of Liens. No Liens against the Real Property are pending, or to Seller's Knowledge, are threatened or have arisen or exist under federal or state Tax Law, any Environmental Law, or other applicable federal or state Law, other than Permitted Liens.

                  (i) Utilities. All water, sewer, telephone, gas and electrical facilities that are presently installed to the Real Property line, are, to Seller's Knowledge, available and in good working order, and, to Seller's Knowledge, are in compliance with all applicable Laws of all Governmental Authorities having jurisdiction and with the rules and regulations of the relevant public utilities.

                  (j) Zoning. The Real Property is zoned in part Industrial (CI-2), subject to an Industrial Use Permit for a natural gas electrical peaking power generation facility (including the stipulations listed in such permit), and in part General Rural Zone (GR).

                  (k) Condition of Property. To Seller's Knowledge, except as set forth on Schedule 4.13(k), all of the improvements, buildings and fixtures on or part of the Real Property were constructed in a good and workmanlike manner, are structurally sound, and, for purposes of their use in the Business as currently conducted, are in good and proper working condition and repair, normal wear and tear excepted.

                  (l) Insurance. Seller has not received any written (or, to Seller's Knowledge, any oral) notice from any insurance company of any defects or any inadequacies in the Real

Property or any part thereof that would adversely affect the insurability of the Real Property. To Seller's Knowledge, the Real Property is in compliance with the material requirements of all insurance carriers currently providing insurance for the Real Property.

                  (m) Compliance. Seller has complied, in all material respects, with all Laws, and all requirements and orders of Governmental Authorities, with respect to the Real Property and the operations presently being conducted by Seller upon the Real Property. Neither the Real Property, nor any improvement or building upon the Real Property, nor the continued maintenance or use of any portion of the Real Property for the Business, nor the current operations being conducted by Seller on the Real Property, violates, in any material respect, any such Laws, requirements and orders, including zoning or building Laws, ordinances, orders or regulations. Seller has obtained all material Permits currently required for the conduct of the current operations on the Real Property, all such Permits are in full force and effect, and Seller is, in all material respects, in compliance therewith. Notwithstanding any of the foregoing, this SECTION 4.13 does not address Environmental Laws, which are exclusively addressed by SECTIONS 4.15 and 4.16.

                  (n) Archeological Artifacts and Endangered Species. To Seller's Knowledge, there are no historical or archeological materials or artifacts of any kind or any Indian ruins of any kind located on the Real Property. To Seller's Knowledge, no part of the Real Property is "critical habitat" as defined in the Federal Endangered Species Act, 16 U.S.C. Sections 1531 et seq., or in regulations promulgated thereunder, nor are any "endangered species" or "threatened species" located on the Real Property, as defined therein.

                  (o) Americans with Disabilities Act. Seller has not received any written (or to Seller's Knowledge, any oral) notice of violation of, and the Real Property is in compliance in all material respects with, the Americans with Disabilities Act of 1990.

                  (p) Special Districts. To Seller's Knowledge, except as set forth in Schedule 4.13(p), the Real Property is not located within any water conservation, irrigation, soil conservation, weed or insect abatement, or other similar district, or any special improvement district. To Seller's Knowledge, except as shown on the Survey, the Real Property is not within a flood plain, flood way or flood control district.

                  (q) Taxes. To Seller's Knowledge, Seller does not have any liability for any Taxes, or any interest or penalty in respect thereof, of any nature that may be assessed against Purchaser or that are or may become a Lien against the Real Property, other than the lien for current real property Taxes not yet due and payable.

                  (r) Mechanics' Liens. Except as described in Schedule 4.13(r), no work has been performed on or about the Real Property within six (6) months prior to the Agreement Date that would legally entitle any Person to file or record any mechanics' or materialmen's Liens.

                  (s) Water Rights.

                           (i) Seller holds all water rights appurtenant to the
                  Property, including those certificated rights identified on
                  Schedule 4.13(s)(i) attached hereto (collectively, the "WATER RIGHTS").

                           (ii) Seller owns the wells ("WELLS") and well sites
                  further identified on Schedule 4.13(s)(ii).

                           (iii) To Seller's Knowledge, the Water Rights remain
                  appurtenant to the Real Property, and no Water Rights have been severed from that portion of the Real Property to which they are appurtenant.

                           (iv) To Seller's Knowledge, to the extent that either
                  Seller or Marcus D. Martin Farms, pursuant to that certain Lease Agreement by and between Marcus D. Martin d/b/a Marcus
                  D. Martin Farms and Seller dated December 12, 2001 (the "MARTIN FARMS LEASE"), has used any groundwater at or for the Real Property, all such groundwater has been pumped pursuant to a Certificate of Grandfathered Groundwater Right (a "WATER RIGHTS CERTIFICATE") issued by the Arizona Department of Water Resources (the "DWR") solely for the purposes permitted by applicable Law pursuant to such Certificate in such a manner that the Water Rights are not subject to claims of abandonment or forfeiture.

                           (v) All filings, registrations and assessments for
                  the Water Rights appurtenant to the Real Property have been made and are current with all appropriate Governmental Authorities, including the DWR. As used herein, the phrase, "filings, registrations and assessments" includes registrations of Wells and all notifications of change of ownership forms necessary to assign, transfer or otherwise convey the reported ownership of the Water Rights and Wells from any previous owner to the Seller.

                           (vi) To Seller's Knowledge, as of the date hereof,
                  there are no charges, pump Taxes, groundwater withdrawal and use fees or assessments due or owing to any state agency including DWR for the Water Rights.

                           (vii) As of the date hereof, there are no enforcement
                  actions by DWR threatened or pending against Seller relating to the Water Rights, and to Seller's Knowledge, Seller is in material compliance with all water conservation rules, regulations and requirements as set forth in the applicable management plans for the Pinal County active management area.

                           (viii) Seller has caused Annual Groundwater
                  Withdrawal and Use Reports to be prepared and filed annually with DWR for each Water Right, pursuant to the rules and regulations promulgated by DWR.

         4.14 PERSONAL PROPERTY. Seller has good title to (or, with respect to those items of tangible personal property held pursuant to a lease, a good and valid leasehold interest in) all of its tangible personal property, including the tangible personal property listed on Schedule 4.14, free and clear of all Liens, except for Permitted Liens. The foregoing shall not apply with respect to any item of Intellectual Property, which is governed exclusively by SECTION 4.18. Seller has good title, free and clear of Liens (other than Permitted Liens), to the spare parts in inventory listed or disclosed on Schedule 4.14.

         4.15 PERMITS.

                  (a) Seller has obtained all material Permits required for the ownership and operation of the Project by Seller in the manner in which it is currently owned and operated. All such Permits are set forth on Schedule 4.15, are in full force and effect, and have not been amended except as set forth on
Schedule 4.15 or for extensions in the ordinary course of business.

                  (b) Seller is in compliance, in all material respects, with all Permits set forth on Schedule 4.15, and, except as set forth on Schedules 4.6(b) and 4.16(b), Seller has not received any written notification from any Governmental Authority alleging that it is in violation of any such Permits.

         4.16 ENVIRONMENTAL MATTERS.

                  (a) Seller has made available to Purchaser, on a confidential basis in accordance with the terms and conditions of SECTION 12.5, true and complete copies of all environmental site assessment reports, studies and related documents in the possession of, or available to, Seller or its Affiliates and that relate to environmental matters in connection with the operation of the Project or the Real Property.

                  (b) Except as set forth on Schedule 4.16(b):

                           (i) Seller has not been served with notice of any
                  Environmental Claims and, to Seller's Knowledge, no Environmental Claims are threatened against Seller by any Governmental Authority or other Person (including any private citizen's group) under any Environmental Laws;

                           (ii) there has been no event or occurrence at the
                  Project that has caused or reasonably would be expected to cause Seller to fail to comply with any applicable Environmental Laws in any material respect;

                           (iii) there has been no Release of any Hazardous
                  Material at or from the Project that could reasonably be expected to result in an Environmental Claim;

                           (iv) there are not outstanding, nor have there been
                  issued, any judgments, decrees or judicial orders relating to the Purchased Assets regarding (A) compliance with any Environmental Law or (B) the investigation or cleanup of Hazardous Materials under any Environmental Law;

                           (v) Seller is, and at all times has been, in
                  compliance with, in all material respects, and has not been and is not in violation of or liable in any material respect under, any Environmental Law in connection with the Business or the Purchased Assets;

                           (vi) to Seller's Knowledge, there are no
                  Environmental Liabilities associated with the Purchased Assets that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; and

                           (vii) Seller is and at all times has been in full
                  compliance with all terms and conditions of the Certificate of Environmental Compatibility.

                  (c) Seller makes no representation or warranty regarding any environmental matters except as expressly set forth in SECTIONS 4.15 and 4.16.

         4.17 INSURANCE. The Project and its tangible Assets are covered by insurance policies in such amounts and against such risks and losses as are consistent with Seller's historical practices. To Seller's Knowledge, except as set forth in Schedule 4.17, all such policies purchased or held by and insuring the Business or the Purchased Assets are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid. Seller has not received any written (or to Seller's Knowledge, any oral) notice of cancellation or termination with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Seller has provided to Purchaser a summary of the loss experience under each insurance policy insuring the Business or the Purchased Assets. Except as described in
Schedule 4.17, Seller has not been refused any insurance with respect to the Business or the Purchased Assets nor, to Seller's Knowledge, has Seller's coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the twelve (12) month period immediately preceding the Agreement Date.

         4.18 INTELLECTUAL PROPERTY. Except for the Excluded Items:

                  (a) Schedule 4.18 lists all issued patents and registered trademarks owned by Seller and currently used in the United States in the Business as currently conducted. As described on Schedule 4.18, Seller owns, or has the license or right to use for the Business, all material Intellectual Property currently used in the Business. The Parties acknowledge and agree that Purchaser shall not acquire in or in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements any trademarks or trade names using "PPL."

                  (b) Seller has not received from any third party a claim in writing that Seller is infringing the Intellectual Property of such third party. To Seller's Knowledge, no third party is infringing any Intellectual Property owned or exclusively licensed by Seller.

         4.19 RELATED PERSONS. Except as set forth on Schedule 4.19, no Affiliate of Seller has any interest in any of the Purchased Assets, and no Affiliate of Seller is a party to any Contract with Seller with respect to the Purchased Assets.

         4.20 BROKERS. Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

         4.21 EMPLOYEES.

                  (a) Each of the employees at the Project (each, a "PROJECT EMPLOYEE") is employed by PPL Montana. Schedule 4.21(a) sets forth, with respect to each Project Employee (including any Project Employee who is on a leave of absence or on layoff status): (i) the name and title of such Project Employee;
(ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such Project Employee from PPL Montana; (iii) such Project Employee's annualized compensation as of the Agreement Date; (iv) the number of hours of sick-time which such Project Employee has accrued as of the date hereof and the aggregate dollar amount thereof; and (v) the number of hours of vacation time which such Project Employee has accrued as of the date hereof and the aggregate dollar amount thereof.

                  (b) Except as set forth on Schedule 4.21(b), neither PPL Montana nor Seller is a party to or bound by, or has ever been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar contract with respect to the Project. The employment of the Project Employees is terminable by Seller at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Law.

                  (c) Seller has delivered to Purchaser accurate and complete copies of all employee manuals and handbooks, policy statements and other documents in Seller's possession relating to the terms and conditions of employment of the current Project Employees.

                  (d) Schedule 4.21(d) sets forth the name of, and a general description of the services performed by, each independent contractor to whom Seller has made any payment in excess of $50,000 in the aggregate since January 1, 2003 for services rendered in respect of the Project.

         4.22 EMPLOYEE BENEFITS. Set forth on Schedule 4.22 is a complete and correct list of all Benefit Plans currently in effect with respect to the Project Employees. With respect to any "employee benefit plan," within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six (6) years prior to the Agreement Date, by any ERISA Affiliate, (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

         4.23 IMPROVEMENTS. Except as set forth in Schedule 4.23, Seller has not received any written notices from any Governmental Authority stating or alleging that any Improvements with respect to the Purchased Assets have not been constructed in compliance with applicable Law. Except as set forth in Schedule 4.23, no written notice has been received by Seller from any Governmental Authority requiring or advising as to the need for any repair, alteration, restoration or improvement of the Purchased Assets.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Effective as of the Agreement Date and the Closing Date, Purchaser hereby represents and warrants to Seller that:

         5.1 CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arizona and has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly qualified or licensed to do business in each other jurisdiction where the nature of its business or the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Purchaser's ability to perform its obligations hereunder. Purchaser has made available to Seller true, correct and complete copies of Purchaser's Charter Documents.

         5.2 AUTHORITY. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all corporate action on behalf of Purchaser. This Agreement and each of the Ancillary Agreements to which Purchaser is a party have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms except that the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         5.3 NO CONFLICTS. The execution, delivery, and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which Purchaser is a party and the completion of the transactions contemplated hereby and thereby do not and will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser's Charter Documents;

                  (b) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination, cancellation or acceleration to arise or accrue under, any Contract to which Purchaser is a party or by which it or any of its Assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect; or

                  (c) assuming all required filings, approvals, consents, authorizations and notices set forth in Schedule 5.3(c) (collectively, the "PURCHASER APPROVALS") have been made, obtained or given, (i) conflict with or result in a material violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to Purchaser or its Assets, or (ii) require the consent, approval, or notification of, or registration or filing with, any Governmental Authority under any applicable Law, except for any such consents, approvals, notifications, registrations or filings which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

         5.4 LEGAL PROCEEDINGS. Neither Purchaser nor any of its Affiliates has been served with notice of any Claim, and, to Purchaser's Knowledge, none has been threatened against any such Person, that (a) affects Purchaser or its Assets and would, individually or in the aggregate, if pursued or resulting in a judgment against Purchaser, reasonably be expected to have a Purchaser Material Adverse Effect or (b) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. Purchaser does not have any Knowledge of any facts that would reasonably be expected to form the basis for any such Claim, writ, judgment, order or decree. For purposes of this Agreement, "PURCHASER'S KNOWLEDGE" means the actual knowledge of the individuals named on Schedule 5.4, who Purchaser represents to be the persons generally responsible for the subject matters to which such knowledge is pertinent.

         5.5 COMPLIANCE WITH LAWS AND ORDERS. Purchaser is in compliance with all Laws and orders applicable to Purchaser or its Assets, except where any non-compliance would not, in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

         5.6 BROKERS. Purchaser does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

         5.7 FINANCIAL RESOURCES. Subject to Purchaser's receipt of the ACC Order, Purchaser has cash or credit available, and will have cash available at the Closing, to enable it to purchase the Purchased Assets on the terms hereof.

                                   ARTICLE VI

                                    COVENANTS

         6.1 REGULATORY AND OTHER APPROVALS.

                  (a) Seller covenants that, from the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms (the "INTERIM PERIOD"), Seller will, in order to consummate the transactions contemplated hereby (including the transfer of the Transferred Permits to Purchaser), take such reasonable steps as are necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to expedite and obtain the Seller Approvals and Seller Consents, and to make all filings with, and to give all notices to, Governmental Authorities, and provide such other information and communications to such Governmental Authorities or other Persons, as such Governmental Authorities or other Persons may reasonably request in connection therewith. Purchaser covenants that, during the Interim Period, Purchaser will, in order to consummate the transactions contemplated hereby (including the transfer of the Transferred Permits to Purchaser), take such reasonable steps as are necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to expedite and obtain the Purchaser Approvals, and to make all filings with, and to give all notices to, Governmental Authorities, and provide such other information and communications to such Governmental Authorities or other Persons, as such Governmental Authorities or other Persons may reasonably request in connection therewith. Without limiting the generality of the foregoing, each Party shall provide, and cause its respective Affiliates to provide, true and accurate information in a timely manner with respect to all filings with and notices to Governmental Authorities. Nothing in this SECTION 6.1(a) shall be construed to require (i) Purchaser to take any action with respect to filings with or notices to Governmental Authorities that in Purchaser's discretion could materially adversely affect any other proceeding with such Governmental Authorities or (ii) Seller to take any action that would result in the transfer of a Permit to Purchaser prior to Closing. Each Party will cooperate fully in good faith with the other Party with respect to all filings that are required by Law or that such other Party elects to make in connection with the transactions contemplated under this Agreement. Each Party will also cooperate fully in good faith with the other in obtaining all material consents and approvals required under this Agreement.

                  (b) Each Party will provide the other Party with a reasonable opportunity to review and provide prior comment upon any notices, filings or other submissions that the Party plans to deliver or submit to any Governmental Authority, and will promptly provide to such other Party a copy of any such notices or filings. Notwithstanding the foregoing, the Parties recognize that as a result of the short time frames available for the preparation and filing of many documents required to be filed in the proceedings seeking the ACC Order, each Party may be able to afford the other Party only a very brief opportunity for prior review of or comment on filings in such proceedings. Each Party will provide prompt notification to the other Party when any approval referred to in
SECTION 6.1(a) is obtained, taken, made or given, as applicable, and will advise the other Party of any material communications with any Governmental Authority from which such approval is required regarding any pending application or request for approval by such Governmental Authority of any of the transactions contemplated by this Agreement.

                  (c) Each Party shall prepare, as soon as is reasonably practicable following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be made by such Party at FERC or under the HSR Act. Each Party shall submit such filings as soon as practicable, but, in the case of filings under the HSR Act, in no event later than thirty (30) days after the date that the Parties file their application with FERC, under Section 203 of the Federal Power Act of 1935, and Part 33 of the FERC Regulations (18 CFR Part 33), for the approval of the transactions contemplated by this Agreement. Unless the Parties agree otherwise at the time of filing, the Parties shall request expedited treatment of filings at FERC and early termination of the waiting period under the HSR Act. The Parties shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

                  (d) To the extent that any Transferred Contract or Transferred Permit is not assignable without the consent of another party, then this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted transfer thereof would constitute a breach thereof or a default thereunder. Without limiting the provisions of SECTION 6.1(a), if any such consent shall not be obtained, or if any attempted assignment of a Transferred Contract or Transferred Permit would be ineffective or would impair Purchaser's rights and obligations such that Purchaser would not in effect acquire the benefit of substantially all of such rights and obligations, Seller shall cooperate with Purchaser in any reasonable arrangement, to the extent legally permissible, designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the Transferred Contract or Transferred Permit, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such party or otherwise. If and to the extent that such arrangement is not made in a manner reasonably satisfactory to Purchaser, Purchaser shall have no obligation pursuant to SECTION 2.3 or otherwise with respect to such Transferred Contract or Transferred Permit. The provisions of this SECTION 6.1(d) shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the conditions to Purchaser's obligations set forth in SECTION 8.5 have not been fulfilled.

         6.2 ACCESS OF PURCHASER. Seller covenants that, during the Interim Period, Seller will provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Project, all Contracts to which Seller is a party related to the Project or the Business or by which the Purchased Assets are bound, all Books and Records, including all environmental records, permits, and compliance audits relating to the Business or the Project, and the officers and employees of Seller or its Affiliates who have significant responsibility for Seller, but only to the extent that such access does not unreasonably interfere with the Business of Seller and that such access is reasonably related to the Purchaser's obligations and rights hereunder; provided that Seller shall have the right to (i) have a Representative of Seller present for any communication with employees or officers of Seller or its Affiliates and (ii) impose reasonable restrictions and requirements upon Purchaser and its Representatives for safety purposes. Purchaser shall be entitled, at its sole cost and expense, to have the Real Property surveyed and to conduct physical inspections (including invasive testing procedures) of the Real Property. Purchaser shall provide Seller with not less than five (5) Business Days prior written notice of the date and time on which any such entry upon the Real Property is proposed to occur. Promptly upon completion of any such entry, Purchaser shall, at its sole cost and expense, repair any and all damage caused by such entry and restore any affected Real Property and any other affected property to its original condition. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its Representatives and Affiliates from and against any and all Losses, whether or not involving a third-party Claim, resulting from or arising out of or in connection with any entry upon the Real Property by Purchaser or any of its Affiliates or any of its or their respective Representatives, agents, contractors or subcontractors pursuant to this SECTION 6.2. The provisions of this SECTION 6.2 shall apply to the access and inspection by Purchaser of any and all portions of the Real Property leased by Seller to Marcus D. Martin d/b/a Marcus D. Martin Farms under the Martin Farms Lease. In addition to complying with the notice, repair and other provisions of this Section, Purchaser shall comply with any and all additional requirements set forth in the Martin Farms Lease, and any access and inspection by Purchaser to the portions of the Real Property leased under the Martin Farms Lease shall be subject to the rights of the tenant under such lease. Without limiting the foregoing, Seller shall take all actions that are reasonably necessary and appropriate to assist Purchaser in gaining access to and inspecting such portions of the Real Property in accordance with the terms and conditions of this Section.

         6.3 CERTAIN RESTRICTIONS. Seller covenants that, except as set forth in
Schedule 6.3, during the Interim Period, Seller will operate and maintain the Business and the Purchased Assets in the usual and ordinary course consistent with Good Operating Practices. Without limiting the foregoing, during the Interim Period, Seller will not, without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

                  (a) permit, allow, or suffer to exist any Lien (other than a Permitted Lien) against any of the Purchased Assets;

                  (b) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract;

                  (c) sell, lease (as lessor), transfer, convey or otherwise dispose of any Purchased Assets (including by way of merger, liquidation or dissolution) having an aggregate value in excess of $50,000, other than Purchased Assets used, consumed or replaced in the ordinary course of business consistent with Good Operating Practices or Purchased Assets which are replaced prior to the Closing;

                  (d) other than trade payables incurred in the ordinary course of business or accounts payable pursuant to any Contract, incur, create, assume or otherwise become liable for indebtedness or issue any debt securities or assume or guarantee the obligations of any other Person;

                  (e) change any accounting method or practice in a manner that is inconsistent with past practice except as may be required to meet the requirements of applicable Law or GAAP, in a way that would adversely affect the Business or Seller;

                  (f) fail to maintain its limited liability company existence or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

                  (g) issue or sell any limited liability company membership interests;

                  (h) liquidate, dissolve, recapitalize, reorganize, or otherwise wind up its business or operations;

                  (i) purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

                  (j) enter into, terminate, extend or amend any Contract involving total consideration throughout its term in excess of $100,000 (other than Contracts entered into in the ordinary course which will be fully performed prior to Closing);

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

                  (k) cancel any debts or waive any claims or rights with respect to the Purchased Assets having a value, individually or in the aggregate, in excess of $100,000;

                  (l) enter into any collective bargaining or labor agreement;

                  (m) make any material election with respect to Taxes;

                  (n) amend or modify its Charter Documents;

                  (o) make any material change in the operations of the Purchased Assets including the levels of inventory and materials and supplies customarily maintained by Seller;

                  (p) enter into, terminate, extend or amend any real or personal property Tax agreement, treaty or settlement, except as required by applicable Law;

                  (q) execute, enter into, terminate, extend or amend any agreement, order, decree or judgment relating to any material Permit, except as required by applicable Law or (in any case other than termination) except in the ordinary course of business consistent with past practices;

                  (r) prohibit payment of or delay payment of or prohibit or delay discharge of any Liability that will be an Assumed Liability; or

                  (s) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, Seller may take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such emergency actions taken outside the ordinary course of business.

         6.4 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each Party shall, upon request by the other Party at any time, or from time to time, after the Closing, and without further consideration, execute and deliver to such other Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such other Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

         6.5 EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 6.5(a) sets forth a list of Project Employees that Seller and such Affiliates will make available to Purchaser at least thirty
(30) Business Days before the Closing Date (the "AVAILABLE EMPLOYEES") for the purpose of discussing potential employment with Purchaser (which discussions the Parties agree shall not violate SECTION 12.5), together with each such Available Employee's name, current annual base compensation, job title, work location, hire date, vacation balance and sick leave balance, as of the date hereof. Prior to the Closing Date, Purchaser may make an offer of employment to any Available Employee, and each such offer shall include terms and provisions determined by Purchaser that are consistent with the provisions of this SECTION 6.5; provided, that subject to the following provisions of this SECTION 6.5, the foregoing shall not be construed to prevent Purchaser from changing the terms and conditions of employment of any Continued Employee (as hereinafter defined) following the Closing Date. Seller shall be responsible for, and shall indemnify and hold Purchaser harmless from and against, (i) all severance benefits payable under Seller's applicable severance policies to any Available Employees (or any other employee of Seller or its Affiliates) who do not accept or are not provided with an offer of employment with Purchaser or its Affiliates prior to or at Closing, and (ii) any accrued salary or incentive compensation or outstanding vacation or sick pay balance as of the Closing owing to any employee of Seller or its Affiliates, whether or not any such employee is provided with or accepts an offer of employment with Purchaser or its Affiliates. Purchaser shall be responsible for, and shall indemnify and hold Seller harmless from and against, any Losses caused by or resulting from any failure by Purchaser to offer employment to any Available Employee on any basis prohibited by applicable Law.

                  (b) On or before five (5) Business Days prior to the Closing Date, Purchaser shall deliver to Seller a Schedule 6.5(b) that sets forth the names of the Available Employees who have agreed to accept employment with Purchaser effective as of the Closing Date (each, a "CONTINUED EMPLOYEE"); provided, that to be a Continued Employee, such employee must (i) accept Purchaser's offer to transfer employment to Purchaser under the terms provided in Purchaser's offer, and (ii) on the Closing Date, be actively at work, on wellness or sickness leave, short-term disability or an approved leave of absence.

                  (c) Effective as of the Closing Date, the Continued Employees shall cease to participate in all "employee benefit plans" (within the meaning of Section 3(3) of ERISA) of Seller or its Affiliates (the "SELLER PLANS"). Purchaser shall not assume any of the Seller Plans.

                  (d) From and after the Closing Date, Purchaser shall cause each Continued Employee to be provided with compensation and benefits on a basis substantially similar to those provided to similarly situated employees of Purchaser and its Affiliates. Purchaser shall cause each Continued Employee and his or her "eligible dependents" (as defined by the applicable group health plan of Purchaser or its Affiliates) to be covered under a group health plan maintained by Purchaser or an Affiliate of Purchaser that (i) provides medical benefits to the Continued Employee and such eligible dependents effective immediately upon the Closing Date and (ii) credits such Continued Employee and such eligible dependents, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a group health plan maintained by Seller or an Affiliate of Seller (provided, that for purposes of applying this clause (ii) with respect to any Continued Employee or eligible dependent, the Continued Employee or eligible dependent, as applicable, shall be responsible for providing the necessary information to Purchaser based on explanation of benefit forms received by the Continued Employee or the eligible dependent from the group health plan maintained by Seller or an Affiliate of Seller). Purchaser shall cause the employee benefit plans and programs maintained after the Closing by Purchaser and the Affiliates of Purchaser to recognize each Continued Employee's years of service and level of seniority prior to the Closing Date with Seller and the Affiliates of Seller for purposes of terms of employment and eligibility and vesting under such plans and programs (other than benefit accruals under any defined benefit pension plan). Purchaser shall cause each employee welfare benefit plan or program sponsored by Purchaser or an Affiliate of Purchaser in which the Continued Employees may be eligible to participate on or after the Closing Date to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to Continued Employees and their eligible dependents.

                  (e) Claims of Continued Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, or other welfare benefits ("WELFARE BENEFITS") (other than disability benefits) that are incurred before the Closing Date shall be the responsibility solely of Seller and the Seller Plans. Claims of Continued Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred from and after the Closing Date shall be the responsibility solely of Purchaser and its Affiliates. For purposes of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving long-term disability benefits under a Seller Plan as of the Closing Date shall be the responsibility solely of Seller and the Seller Plans. Except as provided in the preceding sentence, claims of Continued Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing Date shall be the responsibility solely of Purchaser and its Affiliates (without regard to whether the circumstances giving rise to such claim occurred before, on or after the Closing Date).

                  (f) All claims for health care and dependent care flexible spending account benefits submitted on or after the Closing Date for expenses incurred prior to the Closing Date by Continued Employees shall be paid by Seller's or its Affiliates' health care and dependent care flexible spending account plan to the extent permitted in accordance with the terms of such plan.

                  (g) Claims for workers' compensation benefits arising out of occurrences prior to the Closing Date shall be the responsibility of Seller. Claims for workers' compensation benefits for Continued Employees arising out of occurrences on or after the Closing Date shall be the responsibility of Purchaser.

         6.6 INSURANCE. Seller shall maintain or cause to be maintained the insurance policies (or reasonably equivalent renewals or replacements thereof) covering the Project until the Closing. Neither Seller nor any of its Affiliates shall have any liability for any claims made or reported under such insurance policies after the Closing.

         6.7 SELLER'S COVENANTS AND CLOSING CONDITIONS. Except as contemplated by this Agreement or with the prior written consent of Purchaser, during the Interim Period Seller shall use commercially reasonable efforts to:

                  (a) take all actions that are reasonably necessary or appropriate to ensure that the representations and warranties in ARTICLE IV hereof remain true and correct in all respects at the Closing;

                  (b) promptly advise Purchaser of any facts of which Seller has Knowledge that would cause any of Seller's representations and warranties to be untrue or would make the satisfaction of the conditions in ARTICLE VIII impossible or unlikely; and

                  (c) bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in ARTICLE VIII.

         6.8 PURCHASER'S COVENANTS AND CLOSING CONDITIONS. Except as contemplated by this Agreement or with the prior written consent of Seller, during the Interim Period Purchaser shall use commercially reasonable efforts to:

                  (a) take all actions that are reasonably necessary or appropriate to ensure that the representations and warranties in ARTICLE V remain true and correct in all material respects at the Closing;

                  (b) promptly advise Seller of any facts of which Purchaser has Knowledge that would cause any of Purchaser's representations and warranties to be untrue or would make the satisfaction of the conditions in ARTICLE IX impossible or unlikely; and

                  (c) bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in ARTICLE IX.

         6.9 EXCLUSIVITY. Seller covenants that it will not, and will not cause or permit its Affiliates or any of their respective Representatives to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired entity, any transaction involving a merger, consolidation, business combination, purchase or disposition of any of the Purchased Assets or any equity interest in Seller other than the transactions contemplated by this Agreement and the Ancillary Agreements (an "ACQUISITION TRANSACTION"), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or Assets of Seller in connection with an Acquisition Transaction, or
(d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that Affiliates of the Seller may engage in discussions or negotiations with, or furnish information concerning the Seller and its properties, assets and business to, any person which makes, or indicates in writing an intention to make, a proposal for an Acquisition Transaction if the Board of Directors of such Affiliate shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board of Directors under applicable Law. Seller will inform Purchaser in writing immediately following the receipt by Seller, its Affiliates or any Representative of any substantial written proposal in respect of any Acquisition Transaction. Notwithstanding the foregoing, and without limiting the provisions of SECTION 6.3, Seller shall be entitled from time to time and at any time prior to the Closing, without obligation of or liability to Purchaser, to market, sell and deliver capacity and energy products and services from the Project and any portion thereof for a term or terms ending not later than the Closing.

         6.10 RISK OF LOSS.

                  (a) From the date hereof until the Closing, all risk of loss or damage to the property included in the Purchased Assets shall be borne by Seller.

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

                  (b) If, before the Closing any or all of the Purchased Assets are taken by eminent domain, or are the subject of a pending or, to Seller's Knowledge, contemplated taking or condemnation which has not been consummated, Seller shall notify Purchaser promptly in writing of such fact.

                           (i) If such taking would reasonably be expected to
                  have a Seller Material Adverse Effect, Purchaser and Seller shall negotiate in good faith to settle the loss resulting from such taking or condemnation (including by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Purchaser of such taking or condemnation, then Purchaser or Seller may, if such taking relates to the Purchased Assets, terminate this Agreement pursuant to SECTION 10.1(h) hereof.

                           (ii) If such taking or condemnation would not
                  reasonably be expected to have a Seller Material Adverse Effect, Purchaser and Seller shall negotiate in good faith to settle the loss resulting from such taking or condemnation (including by making a fair and equitable adjustment to the Purchase Price or by transferring certain rights to the condemnation award, if any, to Purchaser) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

                  (c) If, before the Closing, all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, Seller shall notify Purchaser promptly in writing of such fact.

                           (i) If such damage or destruction would reasonably be
                  expected to have a Seller Material Adverse Effect and Seller has not notified Purchaser of its intention to cure such damage or destruction within thirty (30) days after the occurrence of such damage or destruction, Purchaser and Seller shall negotiate in good faith to settle the loss resulting from such casualty (including by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Purchaser of such casualty, then Purchaser or Seller may terminate this Agreement pursuant to SECTION 10.1(h) hereof.

                           (ii) If such damage or destruction would not
                  reasonably be expected to have a Seller Material Adverse Effect and Seller has not notified Purchaser of its intention to cure such damage or destruction within thirty (30) days after the occurrence of such damage or destruction, Purchaser and Seller shall negotiate in good faith to settle the loss resulting from such casualty (including by making a fair and equitable adjustment to the Purchase Price or by transferring certain rights to insurance proceeds, if any, to Purchaser) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

                  (d) If the Parties fail to reach a settlement contemplated by
SECTION 6.10(b)(ii) or SECTION 6.10(c)(ii) hereof, as applicable, within thirty
(30) days after Seller has notified Purchaser of such taking or casualty, as the case may be, then the Purchase Price shall be adjusted downward by the amount of the fair market value of the portion of the Purchased Assets subject to the taking, condemnation or casualty loss, as determined by Independent Accountants for review and final determination of such fair market value. The Independent Accountants may request of Seller or Purchaser such documents and information as may be necessary or appropriate for proper determination of any such matter, and such Parties will cooperate to promptly satisfy any such request. The Independent Accountants shall be instructed to deliver to Purchaser and Seller a written determination of the fair market value within thirty (30) days from the date of referral thereof to the Independent Accountants. Except in the case of fraud or manifest error, the determination by the Independent Accountants of such fair market value will be final and binding on the Parties. Seller and Purchaser will equally share the fees and disbursements of the Independent Accountants in undertaking such review and determination.

         6.11 CURRENT EVIDENCE OF TITLE.

                  (a) As soon as is reasonably possible after the Agreement Date, and in no event later than thirty (30) Business Days after the Agreement Date, Seller shall furnish to Purchaser, for each parcel, tract or subdivided land lot of Real Property set forth on Schedule 4.13(a):

                        (i) from Stewart Title Guaranty Company (the "TITLE
                  INSURER"):

                           (A) title commitments issued by the Title Insurer to insure title to all Real Property and Improvements in the amount of that portion of the Purchase Price allocated to the Real Property, covering such Real Property, naming Purchaser as the proposed insured and having an effective date after the Agreement Date, wherein the Title Insurer shall agree to issue, an ALTA 1992 form owner's extended coverage policy of title insurance (each a "TITLE COMMITMENT"); and

                           (B) complete and legible copies of all documents listed or disclosed in Schedule B to the Title Commitment (the "TITLE EXCEPTION DOCUMENTS"); and

                        (ii) at Purchaser's cost and expense, a survey of the
                  Real Property made after the Agreement Date by a land surveyor licensed by the State of Arizona and bearing a certificate, signed and sealed by the surveyor, certifying to Seller, Purchaser and the Title Insurer that:

                           (A) such survey was made (1) in accordance with "MINIMUM STANDARD DETAIL REQUIREMENTS FOR ALTA/ACSM LAND TITLE SURVEYS," jointly established and adopted by ALTA and ACSM in 1992, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an "Urban" survey; and

                           (B) such survey reflects the locations of all building lines, easements and areas affected by any Title Exception Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a "SURVEY"); and

                        (iii) The Title Commitment shall include the Title
                  Insurer's standard requirements for issuing its title policy, which requirements, to the extent applicable to Seller, shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Liens, but excluding requirements that are to be met solely by Purchaser).

                        (iv) Seller shall pay the premium for a standard form
                  owner's policy. Purchaser shall be responsible for the difference in premium between standard and extended coverage and for other endorsements and any other costs and expenses of such policy of title insurance.

                  (b) If any of the following shall occur:

                        (i) any Title Commitment or other evidence of title or
                  search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

                        (ii) any title exception is disclosed in Schedule B to
                  the Title Commitment that (A) is not one of the Permitted Liens and (B) Purchaser reasonably believes could have a material adverse effect on Purchaser's use and enjoyment of the Real Property described therein; or

                        (iii) any Survey discloses any matter that Purchaser
                  reasonably believes could have a material adverse effect on Purchaser's use and enjoyment of the Real Property described therein;

         then Purchaser shall notify Seller in writing ("PURCHASER'S NOTICE") of such matters (any such matter of which Purchaser so provides Purchaser's Notice to Seller, a "TITLE OBJECTION") within thirty (30) Business Days after receiving all of the Title Commitment, Survey and copies of Title Exception Documents for the Real Property covered thereby. Any such matter of which Purchaser fails to provide Purchaser's Notice to Seller within such period shall not constitute a Title Objection and shall be deemed to be acceptable to Purchaser and constitute a Permitted Lien for purposes of this Agreement.

                  (c) Seller shall have ten (10) Business Days after receipt of Purchaser's Notice to notify Purchaser that either (i) Seller has elected to remove any Title Objection(s) from the title and provide Purchaser with evidence reasonably satisfactory to Purchaser of such removal, or provide Purchaser with evidence reasonably satisfactory to Purchaser that said exceptions will be removed on or before the Closing, or (ii) Seller has elected not to remove such Title Objections. Notwithstanding the provisions to the contrary contained in this SECTION 6.11(c), Seller shall remove all liens, mortgages, deeds of trust or other monetary liens and encumbrances (other than non-delinquent real estate taxes for the current year or special assessments or local improvement district assessments payable in installments which shall be paid or prorated to the Closing Date as provided in SECTION 3.2) prior to or upon Closing. If Seller gives Purchaser notice under the foregoing clause (ii), Purchaser shall have ten
(10) Business Days to elect to proceed with the purchase and take the Real Property subject to such Title Objections (which exceptions shall then constitute Permitted Liens), or to terminate this Agreement. If Purchaser shall fail to give Seller written notice of such election within said ten (10) Business Days, Purchaser shall be deemed to have waived any and all such Title Objections. If Seller shall give notice pursuant to the foregoing clause (i), Seller shall use commercially reasonable efforts to cure each Title Objection which is the subject of such notice prior to the Closing and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. In the event that Seller shall thereafter fail to remove any such Title Objections from title prior to the Closing Date, and Purchaser is unwilling to take title subject thereto, Purchaser may elect to terminate this Agreement, and in the event of any such termination, Seller shall be liable for payment of all title cancellation charges. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Seller and Purchaser is herein referred to as an "INSURED EXCEPTION." The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Purchaser in the manner aforesaid, shall be deemed to be acceptable to Purchaser and shall constitute a Permitted Lien for purposes of this Agreement.

                  (d) Nothing herein waives Purchaser's right to claim a breach of SECTION 4.13 or to claim a right to indemnification as provided in ARTICLE XI if Purchaser suffers Losses as a result of a misrepresentation with respect to the condition of title to the Real Property.

         6.12 TRANSITION PLAN. Within ten (10) Business Days after the Agreement Date, Purchaser shall deliver to Seller a list of its proposed representatives to a joint transition team. Seller will add its representatives to such team within five (5) Business Days after receipt of Purchaser's list. Such team will be responsible for preparing as soon as reasonably practicable after the Agreement Date, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the Parties will cause to occur before and after the Closing and any other transfer of control matters that any Party reasonably believes should be addressed in such transition plan. If requested by either Party, the terms and conditions governing such transition activities will be more fully set forth in a transition agreement reasonably satisfactory to the Parties. Purchaser and Seller shall use commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan by no later than sixty (60) days after the Agreement Date.

         6.13 UPDATING.

                  (a) Each Party shall, from time to time prior to the Closing by written notice to the other Party, supplement or amend the Schedules to this Agreement to correct any matter that constitutes a breach of any representation or warranty made by such Party in ARTICLE IV or ARTICLE V, as the case may be, as of the Agreement Date. In the event that at any time either Party supplements or amends any Schedule pursuant to this SECTION 6.13(a), such Party shall: (i) concurrently with a notice provided to the other Party containing such supplement or amendment, specifically identify and provide a detailed description (including any supporting information, materials and data) of the breach such supplement or amendment is proposed to cure reasonably sufficient to enable the other Party to make an informed decision with respect to the consequences of such breach and (ii) promptly, and in any event within two (2) Business Days of the request of the other Party, provide the other Party with any additional information, materials and data relating to such breach as may be reasonably requested by the other Party. Provided that the foregoing shall have been complied with, any such supplement or amendment shall, unless the other Party objects thereto in writing within a period of fifteen (15) Business Days after notice of such supplement or amendment, be deemed to cure, effective as of the Agreement Date, any applicable inaccuracy in such representation or warranty to the extent (and only to the extent) such inaccuracy has been specifically detailed as provided above, and to constitute a waiver by such other Party of any applicable breach of or default under this Agreement. Notwithstanding the foregoing, any such waiver shall not apply to the conditions set forth in
SECTION 8.6 or SECTION 9.6 and no retroactive effect shall be given to any such supplement or amendment for purposes of any determination as to the magnitude of, as the case may be, (1) any change in the Purchased Assets after the Agreement Date that, individually or in the aggregate with other such changes, has, or could reasonably be expected to have, a Seller Material Adverse Effect, or (2) any change in the business, assets, operations, property, performance or condition (financial or otherwise) of Purchaser after the Agreement Date which, individually or in the aggregate with other such changes, has, or could reasonably be expected to have, a Purchaser Material Adverse Effect. In the event that the other Party does so object in writing, the applicable Schedule supplement or amendment made pursuant to this SECTION 6.13(a) shall not be deemed to cure any inaccuracy of any representation or warranty made in this Agreement by the Party supplementing or amending such Schedule, and shall not be considered to constitute or give rise to a waiver by the other Party of any condition or obligation set forth in this Agreement.

                  (b) Each Party shall, from time to time prior to the Closing by written notice to the other Party, supplement or amend the Schedules to this Agreement with respect to any matter arising after the Agreement Date that, if existing at, or occurring on, the Agreement Date, would have been required to be set forth or described on any such Schedule. In the event that at any time either Party supplements or amends any Schedule pursuant to this SECTION 6.13(b), such Party shall: (i) concurrently with a notice provided to the other Party containing such supplement or amendment, specifically identify and provide a detailed description (including any supporting information, materials and data) of the breach such supplement or amendment is proposed to cure reasonably sufficient to enable the other Party to make an informed decision with respect to the consequences of such breach and (ii) promptly, and in any event within two (2) Business Days of the request of the other Party, provide the other Party with any additional information, materials and data relating to such breach as may be reasonably requested by the other Party. Any such supplement or amendment shall, effective immediately upon notice thereof to the other Party, be deemed to cure any applicable inaccuracy in such representation or warranty to the extent (and only to the extent) such inaccuracy has been specifically detailed as provided above, and any applicable breach of or default under this Agreement shall be deemed waived; provided that notwithstanding the foregoing, the foregoing waiver shall not apply to the conditions set forth in SECTION 8.6 or SECTION 9.6 and no retroactive effect shall be given to any such supplement or amendment for purposes of any determination as to the magnitude of, as the case may be, (1) any change in the Purchased Assets after the Agreement Date that, individually or in the aggregate with other such changes, has, or could reasonably be expected to have, a Seller Material Adverse Effect, or (2) any change in the business, assets, operations, property, performance or condition (financial or otherwise) of Purchaser after the Agreement Date which, individually or in the aggregate with other such changes, has, or could reasonably be expected to have, a Purchaser Material Adverse Effect. In the event that any Schedule to this Agreement is supplemented or amended pursuant to this SECTION 6.13(b), and the matter with respect to which such Schedule is supplemented or amended causes or results in an expense, fee or other type of cost to either Party, the Parties shall negotiate in good faith to determine how such expense, fee or other costs should fairly and reasonably be apportioned between the Parties. If the Parties are unable reasonably promptly to agree upon such apportionment of such expense, fee or other costs, the Parties' dispute with respect to such apportionment shall be resolved in accordance with the arbitration provisions of SECTION 11.6; provided, however, that if the Parties are unable reasonably promptly to agree upon such apportionment of such expense, fee or other costs, and such expense, fee or other costs must be paid prior to the Closing, the Parties shall, pending the Closing, share such expense, fee or other costs equally so as not to delay or prevent the Closing, subject to reimbursement of any overpayment following resolution of the Parties dispute in accordance with the arbitration provisions of SECTION 11.6.

                  (c) Each Party shall notify the other Party promptly after becoming aware of any inaccuracy in or breach of any representation or warranty of such other Party under this Agreement.

                  (d) Without limiting the generality of the foregoing, (i) Seller shall notify Purchaser promptly of the occurrence of any event which, to Seller's Knowledge, could reasonably be expected to result in a Seller Material Adverse Effect, and (ii) Purchaser shall notify Seller promptly of the occurrence of any event which, to Purchaser's Knowledge, could reasonably be expected to result in a Purchaser Material Adverse Effect.

         6.14 RECORDS.

                  (a) On the Closing Date or as soon as practicable thereafter, Seller shall deliver or cause to be delivered to Purchaser all original agreements, documents, Books and Records and files, including records and files stored in electronic form (collectively, "RECORDS"), if any, in the possession of Seller relating to the Business to the extent not then in the possession of Purchaser, provided that (i) Purchaser recognizes that certain Records may contain incidental information relating to Affiliates of Seller, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Purchaser and (ii) Records shall not include (A) documents or files relating to employees who are not Continued Employees or (B) employee documents or files afforded confidential treatment under any applicable Laws, except to the extent the affected employee consents in writing to the disclosure of the same to Purchaser.

                  (b) Following the Closing, Purchaser shall permit Seller and its Representatives, during normal business hours and upon reasonable notice, to have reasonable access to personnel of Purchaser, and to examine and make copies of, all Records, in each case relating to transactions or events occurring prior to the Closing ("PRE-CLOSING TRANSACTIONS") or transactions or events occurring subsequent to the Closing that are related to or arising out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to Excluded Liabilities or Excluded Assets or to the extent necessary to comply with applicable financial reporting obligations. Purchaser agrees that it shall retain all such Records for a period of seven (7) years following the Closing, or for such longer period following the Closing as may be required by applicable Law.

         6.15 SYNTHETIC LEASE TRANSACTION. Seller represents and warrants that, pursuant to the terms of an Amended and Restated Participation Agreement dated as of July 17, 2001 by and among PPL Large Scale Distributed Generation II, LLC, as Lessee and Supervisory Agent, Large Scale Distributed Generation II Statutory Trust, a Connecticut statutory trust, as Lessor, State Street Bank and Trust Company of Connecticut, National Association, as Trustee, First Union National Bank, as Administrative Agent, certain financial institutions, as Certificate Holders, and certain financial institutions, as Lenders, and various other related agreements, Seller and certain of its Affiliates entered into a synthetic lease arrangement (the "SYNTHETIC LEASE TRANSACTION") for purposes of financing the acquisition and construction of the Project. The Synthetic Lease Transaction subjects the Purchased Assets to various Liens and leases. Seller covenants and agrees that: (a) prior to the Closing, all right, title and interest in, to and under the Purchased Assets that are the subject of the Synthetic Lease Transaction shall be transferred to Seller; and (b) promptly following such transfer, Seller shall (i) provide notice thereof to Purchaser and (ii) update the Schedules as necessary and appropriate to reflect such transfer. Without limiting the provisions of SECTION 2.1, Seller covenants and agrees that, on the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell, assign, convey, transfer and deliver to Purchaser all of Seller's right, title and interest in the Purchased Assets free and clear of any and all Liens and leases (other than Permitted Liens) resulting from or arising out of or in connection with the Synthetic Lease Transaction. The Parties acknowledge and agree that Seller's representations and warranties in this Agreement with respect to the Purchased Assets that are the subject of the Synthetic Lease Transaction contemplate, and are cast as of the time period commencing immediately following, the transfer to Seller of all right, title and interest in, to and under the Purchased Assets that are the subject of the Synthetic Lease Transaction, which transfer shall in any event be effective no later than the Closing.

                                   ARTICLE VII

                                   TAX MATTERS

         7.1 PRORATION.

                  (a) With respect to Taxes to be prorated in accordance with
SECTION 3.2(a) hereof only, Purchaser shall prepare and timely file all Tax Returns, if any, required to be filed with respect to the Purchased Assets, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns; provided, however, that Seller shall file all of its federal and state income tax returns (including those reporting prorated income) and shall not be required to permit Purchaser to review or comment on any such income tax returns; provided, further, that any income Tax Returns that report Seller's income shall be prepared in accordance with SECTION 3.6 hereof. Purchaser shall make such Tax Returns that it prepares under this SECTION 7.1 available for Seller's review and comment no later than sixty (60) days prior to the due date for filing each such Tax Return, and shall not unreasonably refuse to accept any such comments or proposed changes. Within ten (10) days after receipt of such Tax Return, Seller shall pay to Purchaser Seller's proportionate share of the amount shown as due on such Tax Return as determined in accordance with SECTION
3.2 hereof.

                  (b) With respect to Property Taxes to be prorated in accordance with SECTION 3.2(b) hereof only, (i) for all such Property Taxes having a lien date in the year before the calendar year of the Closing Date, Seller shall prepare and timely file all related Property Tax Returns required to be filed with respect to the Purchased Assets and Seller shall duly and timely pay all such Property Taxes; (ii) for all such Property Taxes having a lien date in the same calendar year of the Closing Date, Seller shall prepare and timely file all related Property Tax Returns required to be filed with respect to the Purchased Assets and Seller shall duly and timely pay all such Property Taxes; and (iii) for all such Property Taxes having a lien date in the year after the calendar year of the Closing Date, Seller shall prepare and file when due all related Property Tax Returns required to be filed with respect to the Purchased Assets, except that, if such Property Tax Returns are not due before the Closing Date, Seller shall prepare and file such Property Tax Returns on or before the Closing Date, and in either case Purchaser shall duly and timely pay all such Property Taxes, and shall be reimbursed for a portion thereof in accordance with SECTION 3.2(b)(iii). Seller shall, in good faith, prepare and timely file any such Property Tax Returns, including any affirmative claims for adjustments, reasonably and in good faith defend the values and adjustments filed, and preserve any and all appeal rights related to such returns. The Parties hereby acknowledge that, without regard to any other provision of this Agreement, all Property Tax Returns, documentation and supporting workpapers relating to any Property Taxes of Seller shall be proprietary to Seller and have not and will not be disclosed to Purchaser; provided, however, that (i) Seller shall, upon request of Purchaser, provide an estimate of Property Taxes to be paid, and (ii) the Party receiving the actual Property Tax bills or statements from the Taxing Authorities shall, upon request from the other Party, provide copies of such Property Tax bills or statements to the requesting Party.

         7.2 COOPERATION. Except as limited by SECTION 7.1(b), Seller and Purchaser shall provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any

Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes, and upon any such request the requested Party shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Except as required by applicable Law, any information obtained pursuant to this
SECTION 7.2 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties in accordance with SECTION 12.5.

         7.3 TRANSFER TAXES. Notwithstanding any other provision of this Agreement, responsibility for payment of any and all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller. Seller shall, at its own expense, file, to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Purchaser will be entitled to review such return in advance and, if required by applicable Law, Purchaser shall join in the execution of any such Tax Returns or other required documentation.

                                  ARTICLE VIII

                        PURCHASER'S CONDITIONS TO CLOSING

         The obligation of Purchaser to purchase the Purchased Assets under this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (except to the extent waived in writing by Purchaser in its sole discretion):

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in ARTICLE IV of this Agreement shall be true and correct in all material respects (except for representations and warranties that contain a qualification as to materiality, which shall have been true and correct in all respects) as of the Agreement Date and shall be true and correct in all material respects (except for representations and warranties that contain a qualification as to materiality, which shall have been true and correct in all respects) as of the Closing Date as if made on the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date (after giving effect to any Schedule supplements or amendments delivered by Seller pursuant to SECTION 6.13 to the extent (and only to the extent) such Schedule supplements or amendments are expressly permitted to be taken into account in determining the accuracy of Seller's representations and warranties following compliance by the Parties with the terms and conditions set forth in SECTION 6.13).

         8.2 PERFORMANCE. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

         8.3 DELIVERIES. Seller shall have made all deliveries required of it under SECTION 3.4 hereof.

         8.4 ORDERS AND LAWS. There shall not be any litigation or proceedings (filed by a Person other than Purchaser or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that this SECTION 8.4 is not intended to expand the scope of the conditions described in SECTION 8.7(b).

         8.5 CONSENTS AND APPROVALS. The consents and approvals listed on
Schedule 8.5 shall have been duly obtained, made or given and shall be in full force and effect.

         8.6 SELLER MATERIAL ADVERSE EFFECT. There shall not have occurred and be continuing any change in the business, Assets, operations, property, performance or condition (financial or otherwise) of Seller after the Agreement Date which, individually or in the aggregate with other such changes, has, or could reasonably be expected to have, a Seller Material Adverse Effect.

         8.7 APPROVALS OF GOVERNMENTAL AUTHORITIES.

                  (a) All consents and approvals of Governmental Authorities required for the consummation of the transactions contemplated hereby or by the Ancillary Agreements, including the Seller Approvals and the Purchaser Approvals, shall have become Final Orders (other than the ACC Order, which must meet the conditions of SECTION 8.7(b) rather than becoming a Final Order, and approval under the HSR Act, which may be obtained by the expiration or early termination of the initial waiting period and shall not be required to be or become a Final Order) with such terms and conditions as shall have been imposed by the Governmental Authority issuing such Final Order, and such terms or conditions in the aggregate, could not reasonably be expected to have a material adverse effect on the Business, the Purchased Assets, or the business, assets, operations or condition (financial or otherwise) of Purchaser; provided, however, that this SECTION 8.7(a) is not intended to expand the scope of the conditions described in SECTION 8.7(b).

                  (b) Without limiting the provisions of SECTION 8.7(a), the ACC shall have issued one or more orders (collectively, the "ACC ORDER"), each of which orders shall (as determined by Purchaser in the reasonable exercise of its discretion) be substantially the same in form and substance as the orders requested by Purchaser in its applicable filings with the ACC, (i) approving the transactions contemplated hereby and by the Ancillary Documents and the regulatory treatment of the Purchased Assets, including, (A) to the extent Purchaser, in its sole discretion, determines such approval is necessary, Purchaser's financing of all or a portion of the Purchase Price, (B) authorization for the inclusion in Purchaser's rate base of the Purchased Assets at the Purchase Price plus the deferred costs described in clause (D) of this
SECTION 8.7(b) without any direct or indirect disallowance, with such inclusion to be effective in Purchaser's next rate case, (C) authorization for the timely recovery in Purchaser's retail rates of all reasonable costs of owning and operating the Purchased Assets, including the deferred costs described in clause
(D) of this SECTION 8.7(b), with such recovery to be effective no later than Purchaser's next rate case, (D) an order authorizing deferral for future recovery in the Purchaser's next general rate proceeding of all capital and operating costs associated with the Purchased Assets, net of any savings produced by the Purchased Assets, and (E) a declaration that the Certificate of Environmental Compatibility is in full force and effect and a modification to Condition 16 of the Certificate of Environmental Compatibility to eliminate the self-executing nature of such Condition; and (ii) the ACC shall not have rescinded, altered or amended the ACC Order nor shall the ACC have taken or be in the process of taking any action that could result in the rescission, alteration or amendment of such ACC Order. The ACC Order shall not be required to be or become a Final Order.

         8.8 TRANSFERRED PERMITS. Purchaser shall be satisfied that all Transferred Permits will be transferred to Purchaser or obtained by Purchaser effective as of or promptly after the Closing.

         8.9 TITLE INSURANCE. Purchaser shall have received an unconditional and binding commitment to issue the policy of title insurance consistent with
SECTION 6.11, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, acknowledging the satisfaction of all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the Deed conveying title to the Real Property to Purchaser with no exception for the gap between Closing and recordation, deleting or insuring over Title Objections as required pursuant to SECTION 6.11, attaching all reasonable endorsements available from the title company required by Purchaser in order to ensure provision of all coverage required pursuant to SECTION 6.11 and otherwise in form satisfactory to Purchaser insuring Purchaser's interest in each parcel of Real Property or interest therein to the extent required by SECTION 6.11.

         8.10 ENVIRONMENTAL DILIGENCE. Purchaser shall, within ninety (90) days following the Agreement Date, have completed, at its sole cost and expense, an environmental investigation of the Real Property (which may, in Purchaser's discretion, include environmental audits or any other similar invasive or non-invasive procedures, subject to SECTION 6.2), and shall have determined, in its sole discretion, that the results of such investigation are satisfactory to Purchaser. Purchaser shall provide written notice to Seller, not later than fifteen (15) days following the completion of such investigation but in any event not less than thirty (30) days prior to Closing, whether Purchaser has determined that it is satisfied with respect to the results of such investigation. No such investigation or assessment shall in any manner be deemed to relieve Seller of any obligations with respect to any warranties, representations, covenants or other undertakings made hereunder or to qualify any such warranties, representations or covenants, except to the extent that Purchaser has failed to comply with its obligations under SECTION 6.13(c) or 6.13(d). Purchaser shall have the right to extend the ninety (90)-day deadline set forth above upon a showing of good cause and with the consent of Seller (which consent shall not be unreasonably withheld).

         8.11 LEGAL OPINION. Purchaser shall have received opinions from Preston Gates & Ellis LLP and Moyes Storey, dated the Closing Date and satisfactory in form and substance to Purchaser and its counsel, substantially to the effect that, when taken together:

                  (a) Seller is a limited liability company duly formed, existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by requisite action taken on the part of Seller;

                  (b) This Agreement and the Ancillary Agreements have been executed and delivered by Seller and (assuming that the required approvals of Governmental Authorities are obtained) are valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except that such enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and except to the extent that the right to indemnification and contribution contained therein may be limited by state or federal securities Laws or the public policy underlying such Laws;

                  (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not (i) constitute a violation of the Charter Documents of Seller or, (ii) to such counsel's knowledge, constitute a violation of or default under the Material Contracts; and

                  (d) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party other than (i) those that have been obtained and are in full force and effect with such terms and conditions as shall have been imposed by any applicable Governmental Authority, (ii) such declarations, filings or registrations, or notices, or authorizations, consents or approvals relating to Permits and (iii) such declarations, filings or registrations, or notices, or authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Any opinions relied upon by such counsel shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by Seller and by public officials.

                                   ARTICLE IX

                         SELLER'S CONDITIONS TO CLOSING

         The obligation of Seller to sell the Purchased Assets under this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in ARTICLE V of this Agreement shall be true and correct in all material respects (except for representations and warranties that contain a qualification as to materiality, which shall have been true and correct in all respects) as of the Agreement Date and shall be true and correct in all material respects (except for representations and warranties that contain a qualification as to materiality, which shall have been true and correct in all respects) as of the Closing Date as if made on the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date (after giving effect to any Schedule supplements or amendments delivered by Purchaser pursuant to SECTION
6.13 to the extent (and only to the extent) such Schedule supplements or amendments are expressly permitted to be taken into account in determining the accuracy of Purchaser's representations and warranties following compliance by the Parties with the terms and conditions set forth in SECTION 6.13).

         9.2 PERFORMANCE. Purchaser shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement so to be performed or complied with by Purchaser at or before the Closing.

         9.3 DELIVERIES. Purchaser shall have taken all actions and made all deliveries required of it under SECTIONS 3.5.

         9.4 ORDERS AND LAWS. There shall not be any litigation or proceedings (filed by a Person other than Seller or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

         9.5 CONSENTS AND APPROVALS. The consents and approvals listed on
Schedule 9.5 shall have been duly obtained, made or given and shall be in full force and effect.

         9.6 PURCHASER MATERIAL ADVERSE EFFECT. There shall not have occurred and be continuing any change in the business, Assets, operations, property, performance or condition (financial or otherwise) of Purchaser after the Agreement Date which, individually or in the aggregate with other such changes, has, or could reasonably be expected to have, a Purchaser Material Adverse Effect.

         9.7 APPROVALS OF GOVERNMENTAL AUTHORITIES. All consents and approvals of Governmental Authorities required for the consummation of the transactions contemplated hereby or by the Ancillary Agreements, including the Seller Approvals and the Purchaser Approvals, shall have become Final Orders (other than the ACC Order, which must meet the conditions of SECTION 8.7(b) rather than becoming a Final Order, and approval under the HSR Act, which may be obtained by the expiration or early termination of the initial waiting period and shall not be required to be or become a Final Order) with such terms and conditions as shall have been imposed by the Governmental Authority issuing such order, and such terms or conditions, in the aggregate, could not reasonably be expected to have a material adverse effect on the Business, the Purchased Assets, or the business, assets, operations or condition (financial or otherwise) of Seller.

         9.8 LEGAL OPINION. Seller shall have received an opinion from Snell & Wilmer L.L.P., dated the Closing Date and satisfactory in form and substance to Seller and its counsel, substantially to the effect that:

                  (a) Purchaser is a corporation duly formed, existing and in good standing under the Laws of the State of Arizona and has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by requisite action taken on the part of Purchaser;

                  (b) This Agreement and the Ancillary Agreements have been executed and delivered by Purchaser and (assuming that the required approvals of Governmental Authorities are obtained) are valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except that such enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and except to the extent that the right to indemnification and contribution contained therein may be limited by state or federal securities Laws or the public policy underlying such Laws;

                  (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser do not (i) constitute a violation of the Charter Documents of Purchaser or, (ii) to such counsel's knowledge, constitute a violation of or default under Purchaser's Applicable Contracts. "PURCHASER'S APPLICABLE CONTRACTS" means those agreements or instruments set forth on a schedule attached to such counsel's opinion and which have been identified by Purchaser to such counsel as all of the agreements and instruments which are material to the business or financial condition of Purchaser; and

                  (d) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is party other than (i) those that have been obtained and are in full force and effect with such terms and conditions as shall have been imposed by any applicable Governmental Authority,
(ii) such declarations, filings or registrations, or notices, or authorizations, consents or approvals relating to Permits and (iii) such declarations, filings or registrations, or notices, or authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Any opinions relied upon by such counsel shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by Purchaser and by public officials.

                                    ARTICLE X

                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

                  (a) at any time before the Closing, by mutual consent of Seller and Purchaser;

                  (b) at any time before the Closing, by either Party effective upon notice to the other Party, in the event that any Law or order of any Governmental Authority becomes effective and continues in effect for sixty (60) days restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

                  (c) by Purchaser, effective upon notice to Seller, if there has been a material violation or breach by Seller of any covenant, representation, or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Purchaser to effect the Closing impossible and such violation or breach is not cured by the date which is thirty (30) days after receipt by Seller of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Purchaser, provided that Purchaser may not terminate this Agreement if Purchaser is also at the time in such material violation or breach of any covenant, representation or warranty contained in this Agreement;

                  (d) by Seller, effective upon notice to Purchaser, if there has been a material violation or breach by Purchaser of any covenant, representation, or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller to effect the Closing impossible and such violation or breach (other than a breach by Purchaser of its obligation to pay the Purchase Price in accordance with the terms of ARTICLE
III) is not cured by the date thirty (30) days after receipt by Purchaser of notice specifying particularly such violation or breach and such violation or breach has not been waived by Seller, provided that Seller may not terminate this Agreement if Seller is also at the time in such material violation or breach of any covenant, representation or warranty contained in this Agreement;

                  (e) by Purchaser, effective upon notice to Seller, if any of the Purchaser Approvals shall have been denied (and a petition for rehearing or refiling of any application initially denied without prejudice shall also have been denied) and such denial was not caused by a breach of this Agreement by Purchaser;

                  (f) by Seller, effective upon notice to Purchaser, if any of the Seller Approvals shall have been denied or refused (and a petition for rehearing or refiling of any application initially denied without prejudice shall also have been denied) and such denial or refusal was not caused by a breach of this Agreement by Seller;

                  (g) (i) by either Party that is not in breach of this Agreement, by notice to the other Party on or before the close of business on January 10, 2005, if the conditions described in SECTION 8.7(b) have not been satisfied on or prior to the close of business on December 31, 2004, or (ii) automatically and without action by either Party, at the close of business on March 31, 2005 (the "TERMINATION DATE"), if the Closing shall not have occurred on or prior thereto, unless Seller, in its sole and absolute discretion, notifies Purchaser prior thereto that Seller has elected to extend the Termination Date for a period of 60 days; provided, however, that in the event of any such extension by Seller, the Purchase Price shall increase by the amount of Fifty Thousand and No/100 Dollars ($50,000.00) per day for each day from March 31, 2005 up to and including the Closing Date; provided, further, that, notwithstanding the foregoing, the right to terminate this Agreement under this
SECTION 10.1(g) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

                  (h) by either Party pursuant to SECTION 6.10, effective upon notice to the other Party.

         10.2 EFFECT OF TERMINATION.

                  (a) If this Agreement is validly terminated pursuant to
SECTION 10.1, then:

                           (i) the obligations of the Parties to consummate the
                  transactions contemplated by this Agreement and the Ancillary Agreements shall terminate;

                           (ii) all filings, applications and other submissions
                  made to any Governmental Authority shall, to the extent reasonably practicable, be withdrawn from the Governmental Authority to which they were made by the Party making them; and

                           (iii) Purchaser shall return all documents, work
                  papers and other materials (and all copies thereof) obtained from Seller relating to the transactions contemplated by this Agreement and the Ancillary Agreements, whether so obtained before or after execution of this Agreement, and Purchaser shall ensure that all Seller Information received by Purchaser shall be treated in accordance with the requirements of
                  SECTION 12.5.

                  (b) If this Agreement is validly terminated pursuant to
SECTION 10.1, then except as set forth in SECTION 10.2(c), there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates). Without limiting the foregoing,
SECTION 1.2 (Construction), SECTIONS 4.20 and 5.6 (Brokers), SECTION 6.2 (Access of Purchaser), SECTION 11.2(b) (Non-reimbursable Damages), SECTION 11.2(c) (No Personal Liability), SECTION 11.6 (Arbitration), SECTION 12.3 (Expenses),
SECTION 12.4 (Public Announcements), SECTION 12.5 (Confidential Information),
SECTION 12.14 (Governing Law; Venue; and Jurisdiction) and SECTION 12.15 (Attorneys' Fees) will survive any such termination.

                  (c) Notwithstanding any other provision of this Agreement to the contrary, if this Agreement is validly terminated by Purchaser pursuant to
SECTION 10.1(c) or by Seller pursuant to SECTION 10.1(d), the terminating Party shall be entitled to all rights and remedies available to it, except that no Party shall have any liability for a breach of a representation or warranty if such Party used commercially reasonable efforts to cure such breach prior to the date of termination.

                                   ARTICLE XI

       INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS AND ARBITRATION

         11.1 INDEMNIFICATION.

                  (a) Subject to the limitations set forth in SECTION 11.1(c) and elsewhere in this ARTICLE XI, from and after the Closing, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its Representatives and Affiliates (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Losses, whether or not involving a third-party Claim, resulting from or arising out of or in connection with:

                           (i) any breach of a representation or warranty made
                  by Seller in this Agreement;

                           (ii) the breach by Seller of, or default in the
                  performance by Seller of, any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

                           (iii) any Benefit Plan established or maintained by
                  Seller; and

                           (iv) any Excluded Liability.

                  (b) Subject to the limitations set forth in SECTION 11.1(c) and elsewhere in this ARTICLE XI, from and after the Closing Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its Representatives and Affiliates (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Losses, whether or not involving a third-party Claim, resulting from or arising out of or in connection with:

                           (i) any breach of a representation or warranty made
                  by Purchaser in this Agreement;

                           (ii) the breach by Purchaser of, or default in the
                  performance by Purchaser of, any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or in any other certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement;

                           (iii) any Assumed Liability; and

                           (iv) any entry upon the Real Property by Purchaser or
                  any of its Affiliates or any of its or their respective Representatives, agents, contractors or subcontractors pursuant to SECTION 6.2.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, any and all Environmental Liabilities and Tort Liabilities (other than the Excluded Environmental Liabilities and the Excluded Tort Liabilities) shall be deemed to constitute Assumed Liabilities for all purposes of this Agreement (including for purposes of SECTIONS 11.1(b)(iii), 11.4(b) and 11.4(C)); provided, however, that Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses, whether or not involving a third-party Claim, resulting from or arising out of or in connection with any such Environmental Liabilities or Tort Liabilities that accrue, arise or occur prior to the Closing ("PRE-CLOSING ENVIRONMENTAL LIABILITIES/TORT LIABILITIES"); provided, further, that in no event shall Seller's aggregate liability arising out of its indemnification obligations for or with respect to any such Pre-Closing Environmental Liabilities/Tort Liabilities exceed the amount of $3,500,000 in the aggregate; and provided, further, that Seller's indemnification obligations shall extend only to such Pre-Closing Environmental Liabilities/Tort Liabilities as are attributable to conditions existing at or prior to Closing, and Seller shall not be required to indemnify Purchaser for Losses to the extent attributable to acts or omissions of Purchaser resulting in any increase or aggravation of such Environmental Liabilities or Tort Liabilities, whether arising from a change in use of the Purchased Assets or otherwise. Notwithstanding anything to the contrary contained in SECTION 11.3 or any other provision of this Agreement, after the Closing, any assertion by Purchaser or any Purchaser Indemnified Party that Seller is liable to Purchaser or any Purchaser Indemnified Party for indemnification with respect to Losses for or with respect to any Pre-Closing Environmental Liabilities/Tort Liabilities must be made in writing and must be given to Seller (or not at all) on or prior to the earlier of the fifth anniversary of the Closing Date or the date on which the applicable statute of limitations expires with respect to the matters covered thereby.

                  (d) The Parties acknowledge that Section 5 of the Martin Farms Lease provides as follows (with all capitalized terms used in the following paragraph having the meaning assigned thereto in the Martin Farms Lease):

                  Lessee, as a material part of the consideration for this Lease, hereby agrees to indemnify and hold Lessor entirely free and harmless from all liability, responsibility and obligations for any crop loss or damage or other loss, damage or injury to any person or property (whether arising during or after the lease term) that may arise from (a) Lessee's use of the Premises or from the acts or omissions of Lessee or its agents, employees, invitees or contractors, or from (b) Lessor's delivery to the Premises and Lessee's use of reuse water from the Power Plant or, as to claims brought by, through or on behalf of Lessee or persons or entities financing Lessee, any other act or omission of Lessor or Lessor's affiliated entities or persons arising from or related to the operation of the Power Plant and/or its water supply, treatment, storage, disposal and/or reuse systems and operations. The forgoing indemnity shall also apply to any and all damages, claims, losses, costs and expenses arising from or related to the acts or omissions set forth in this paragraph, including without limitation any attorneys' fees incurred by Lessor in defending against any such liability.

The Parties further acknowledge that Section 8.3 of the Martin Farms Lease provides as follows (with all capitalized terms used in the following paragraph having the meaning assigned thereto in the Martin Farms Lease):

                  Lessee agrees to indemnify and hold Lessor harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising during or after the term of this Lease from or in connection with the presence of hazardous substances and/or contaminants in or on the Premises as the result of Lessee's actions or inactions, or those of its agents, invitees, employees or assigns, unless the hazardous substances are present solely as a result of the negligence, willful misconduct or other wrongful acts of the Lessor's agents, employees, contractors or invitees. This indemnification shall specifically include any and all costs due to hazardous substances that flow, diffuse, migrate or percolate into, onto or under the Premises after the Lease terminates. As used herein, "hazardous substance" means any substance that is toxic, ignitable, reactive or corrosive, or is defined and/or regulated as "hazardous waste," "extremely hazardous waste," or "hazardous substance" pursuant to state, federal or local governmental law.

(The indemnity obligations set forth above in this SECTION 11.1(d) are hereinafter referred to collectively as the "MARTIN FARMS INDEMNITY OBLIGATIONS"). Without limiting any other provision of this ARTICLE XI, Purchaser agrees that, in the event that (i) the Martin Farms Lease is, in accordance with the intent of the Parties, included among the Transferred Contracts sold, assigned, conveyed, transferred and delivered by Seller to Purchaser pursuant to SECTION 2.1 of this Agreement, and (ii) at any time from and after the Closing Seller incurs any Claim by or Loss to Purchaser under
ARTICLE XI of this Agreement for or in respect of any Losses that, in Seller's reasonable determination, fall within the scope of the Martin Farms Indemnity Obligations, Purchaser shall, promptly upon any request by Seller, assign, transfer and convey to Seller all right, title and interest of Purchaser for and with respect to any rights, claims and causes of action available under the Martin Farms Indemnity Obligations. In the event that Purchaser is not reasonably capable of effecting any such assignment, transfer and conveyance, or in the event that any such assignment, transfer or conveyance does not, in Seller's reasonable determination, provide Seller with a complete and effective remedy and right of action against the lessee under the Martin Farms Lease for or in respect of the Martin Farms Indemnity Obligations, Purchaser shall, upon any request by Seller and at Seller's sole cost and expense, actively and diligently pursue against the lessee under the Martin Farms Lease, for and on behalf of Seller, any and all Claims that are reasonably available to Purchaser under the Martin Farms Indemnity Obligations for or in respect of any such Losses. The legal counsel employed in any such action shall be selected by Seller in its sole discretion, and the fees and expenses of such counsel shall be paid exclusively by Seller. Purchaser shall cooperate fully with Seller and such counsel in the defense or compromise of such Claim, and in such event that Purchaser provides such cooperation no compromise or settlement of such Claims may be effected by Seller without Purchaser's consent unless there is not in connection therewith any finding or admission of any violation of Law or any violation of the rights of any Person by Purchaser. Purchaser covenants and agrees that it will not, without the prior consent of Seller, permit or agree to any amendment of the Martin Farms Lease that eliminates or in any way reduces the benefits and protections afforded by the Martin Farms Indemnity Obligations to the lessor under the Martin Farms Lease.

         11.2 WAIVER OF REMEDIES.

                  (a) The Parties hereby agree to limit their recourse for all matters, and not make any Claim for any Loss or other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except (i) for Claims for indemnification pursuant to this ARTICLE XI , (ii) as permitted in ARTICLE X, or
(iii) as permitted under SECTION 12.15 (Attorneys' Fees). From and after the Closing, the indemnification provisions of this ARTICLE XI shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties and Purchaser Indemnified Parties) (i) for any breach of the other Party's representations, warranties or covenants contained in this Agreement or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby.

                  (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL ANY

PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM SUCH PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT ("NON-REIMBURSABLE DAMAGES").

                  (c) Notwithstanding anything to the contrary contained in this Agreement, no Representative of Seller, Affiliate of Seller or Representative of any such Affiliate shall, except as provided in the Guaranty Agreement, have any personal liability to Purchaser or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein and no Representative of Purchaser, Affiliate of Purchaser or Representative of any such Affiliate shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Purchaser contained herein.

         11.3 SURVIVAL AND TIME LIMITATION. The terms and provisions of this Agreement shall survive the Closing. Notwithstanding the foregoing, after the Closing, any assertion by Purchaser or any Purchaser Indemnified Party that Seller is liable to Purchaser or any Purchaser Indemnified Party for indemnification under the terms of this Agreement or otherwise in connection with the transactions contemplated in this Agreement must be made in writing and must be given to Seller (or not at all) on or prior to the date that is twenty-four (24) months after the Closing Date, except for (i) indemnification for breach of Seller's representations and covenants in SECTIONS 4.10, 4.13(a), 4.14, 4.21, 6.5, 6.15 and 7.1, which shall survive for the limitations period provided under applicable Law, and (ii) indemnification for matters addressed in
SECTION 11.1(a)(iii) or (iv), which must be made in writing and must be given to Seller (or not at all) on or prior to the date that is ninety (90) days after the date on which the applicable statute of limitations expires with respect to the matters covered thereby.

         11.4 WAIVER OF OTHER REPRESENTATIONS; LIMITATIONS OF LIABILITY.

                  (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPRESS INTENT OF EACH PARTY HERETO THAT NEITHER PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND ARTICLE V, RESPECTIVELY, AND THAT, EXCEPT FOR SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, PURCHASER IS ACQUIRING THE PURCHASED ASSETS "AS IS" AND "WHERE IS." WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED ASSETS AND SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE PURCHASED ASSETS. WITH RESPECT TO ANY SUCH PROJECTION OR FORECAST DELIVERED BY OR ON BEHALF OF SELLER TO PURCHASER, PURCHASER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH

PROJECTIONS AND FORECASTS, (II) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND
(III) IT HAS MADE ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall have no liability for its indemnification obligations under SECTION 11.1(a)(i) or SECTION 11.1(a)(ii) until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties equals or exceeds $1,000,000 (the "THRESHOLD AMOUNT"), in which event Seller shall be liable for all such Losses from dollar one; it being understood and agreed that the foregoing Threshold Amount shall not apply to (A) claims for indemnification relating to Excluded Liabilities, and (B) claims for indemnifications relating to SECTIONS 3.2, 4.10, 4.13(a), 4.14, 4.21, 6.5, 6.15 and 7.1, in each case for which Seller shall be responsible from dollar one, whether or not the Threshold Amount has been reached and (ii) Purchaser shall have no liability for its indemnification obligations under SECTION 11.1(b)(i) or SECTION 11.1(b)(ii) until the aggregate amount of all Losses incurred by the Seller Indemnified Parties equals or exceeds the Threshold Amount, in which event Purchaser shall be liable for all such Losses from dollar one; it being understood and agreed that the foregoing Threshold Amount shall not apply to (A) claims for indemnification relating to Assumed Liabilities, and (B) claims for indemnification relating to SECTIONS 3.2, 6.5 and 7.1, in each case for which Purchaser shall be responsible from dollar one, whether or not the Threshold Amount has been reached; and

                  (c) In no event shall (i) Seller's aggregate liability arising out of its indemnification obligations under SECTION 11.1(a)(i) and SECTION 11.1(a)(ii) exceed 50% of the Purchase Price; it being understood and agreed that the foregoing limitation shall not apply to claims for indemnification relating to Excluded Liabilities and any indemnifiable Losses related to such Excluded Liabilities shall not be deemed to count against or otherwise reduce such limitation on Seller's aggregate liability and (ii) Purchaser's aggregate liability arising out of its indemnification obligations under SECTION 11.1(b)(i) and SECTION 11.1(b)(ii) exceed 50% of the Purchase Price; it being understood and agreed that the foregoing limitation shall not apply to claims for indemnification relating to Assumed Liabilities and any indemnifiable Losses related to such Assumed Liabilities shall not be deemed to count against or otherwise reduce such limitation on Purchaser's aggregate liability.

         11.5 PROCEDURE FOR INDEMNIFICATION - THIRD-PARTY CLAIMS.

                  (a) If any Party shall claim indemnification hereunder arising from any Claim of a third party, the Party seeking indemnification (the "INDEMNIFIED PARTY") shall notify in writing the Party from which indemnification is sought (the "INDEMNIFYING PARTY") of the basis for such Claim, setting forth the nature of the Claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

                  (b) If any proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to SECTION 11.5(a), the Indemnifying Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Indemnifying Party provides written

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

notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iii) if the Indemnifying Party is a party to the proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such Claim. If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

                  (c) If (i) the Indemnified Party gives notice to the Indemnifying Party of the commencement of any third-party legal proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such legal proceeding,
(ii) any of the conditions set forth in clauses (i) through (iii) of SECTION 11.5(b) above become unsatisfied or (iii) an Indemnified Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnifying Party shall reimburse the Indemnified Party for the Indemnified Party's costs of defending against the third-party claim (including reasonable attorneys' fees and expenses) and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such third-party claim to the fullest extent provided in this ARTICLE XI. The Indemnifying Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

         11.6 ARBITRATION.

                  (a) Any and all disputes between the Parties arising out of or relating to this Agreement (a "DISPUTE") must be resolved through the use of binding arbitration using three (3) arbitrators, selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as then in effect, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), and shall be administered by AAA. If there is any inconsistency between this SECTION 11.6 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this SECTION 11.6 will control the rights and obligations of the Parties. If there is more than one (1) Arbitrable Dispute that involves the same facts and parties as the facts and parties with respect to which an arbitration has been initiated pursuant to this Agreement, such disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement. No other arbitration shall be consolidated with any arbitration initiated pursuant to this Agreement without the agreement of the Parties or parties thereto. The Party initiating any Dispute must promptly notify AAA in writing of any such action.

                  (b) Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by either Seller or Purchaser ("CLAIMANT") serving written notice on Purchaser or Seller, respectively ("RESPONDENT") that Claimant elects to refer the Dispute to binding arbitration (the "ARBITRABLE DISPUTE").

                  (c) Claimant's notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within sixty (60) days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within such sixty (60) day period, Claimant may upon notice to the AAA and the Respondent, request that the AAA office in Phoenix, Arizona select the Respondent's arbitrator, with the AAA giving due regard to the selection criteria set forth below and input from the Respondent in making such selection. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. If the two (2) arbitrators are unable to agree on a third arbitrator within such thirty (30) day selection period, then either Party may, upon notice to the AAA and the other Party, request that the AAA office in Phoenix, Arizona select the third arbitrator, with the AAA giving due regard to the selection criteria set forth below and input from the Parties and other arbitrators in making such selection.

                  (d) The AAA shall select the third arbitrator not later than thirty (30) days from the notice of request sent to the AAA in accordance with
SECTION 11.6(c) above. In the event the AAA should fail to select the third arbitrator within such thirty (30) day period, then either Party may petition the Chief United States District Judge for the State of Arizona to select the third arbitrator. The Party making such petition shall provide a copy thereof to the other Party. The Chief Judge shall give due regard to the selection criteria set forth below and input from the Parties and other arbitrators in making such selection.

                  (e) Subject to the arbitrators' award of costs to the prevailing party, Claimant shall pay the compensation and expenses of the arbitrator named by or for it, Respondent shall pay the compensation and expenses of the arbitrator named by or for it, and Claimant and Respondent shall each pay one-half (-1/2) of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors or employees of the Parties or any of their Affiliates. Each of the three (3) arbitrators must have not less than seven (7) years experience as an attorney or accountant handling complex business transactions and have formal training in dispute resolution.

                  (f) The hearing will be conducted in Phoenix, Arizona, and commence within sixty (60) days after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Arbitrable Disputes of the Parties and render a final award in accordance with the choice of Law set forth in this Agreement. The arbitrators shall render their decision within sixty (60) days following completion of the hearing. The arbitrators' decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing Party (or an allocation of such costs between the Parties based upon the extent to which each prevails), including reasonable attorneys' fees and disbursements and the fees and expenses of the arbitrators. All statutes of limitations and defenses based upon passage of time applicable to any Arbitrable Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The terms of this SECTION 11.6 shall not create nor limit any obligations of a Party hereunder to defend, indemnify or hold harmless the other Party against Claims or Losses. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. A Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief or other interim, provisional or interlocutory relief or any order in aid of arbitration from any court of competent jurisdiction; provided, that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten (10) days after the appointment of the third arbitrator and in no event for longer than sixty (60) days. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators' decisions. The arbitrators may not grant or award Non-reimbursable Damages.

                                  ARTICLE XII

                                  MISCELLANEOUS

      12.1 NOTICES.

            (a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile equipment providing confirmation of successful transmission or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the applicable Party at the applicable address or number specified below:

        If to Purchaser, to:

        Arizona Public Service Company
        P.O. Box 53999
        Phoenix, Arizona 85072
        Facsimile No.:  (602) 250-3002
        Attn:  Corporate Secretary

        With a copy to:

        Snell & Wilmer L.L.P.
        One Arizona Center
        Phoenix, Arizona 85004
        Facsimile No.:  (602) 382-6070
        Attn:  Matthew P. Feeney

        If to Seller to:

        PPL Sundance Energy, LLC
        303 North Broadway, Suite 400
        Billings, Montana 59101
        Facsimile No.: (406) 237-6930
        Attn:  David B. Kinnard

        With a copy to:

        PPL Services Corporation
        Two North Ninth Street
        Allentown, Pennsylvania 18101
        Facsimile No.: (610) 774-6726
        Attn:  Eric W. Hurlocker

            (b) Notice given by personal delivery, mail or overnight courier pursuant to this SECTION 12.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this SECTION 12.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Phoenix time on any Business Day or on the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Phoenix time on any Business Day or during any non-Business Day.

      12.2 ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements supersede all prior discussions, agreements and understandings between the Parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the Parties with respect to the subject matter hereof and thereof. As of the execution of this Agreement by the Parties, the Confidentiality Agreement between Purchaser and PPL EnergyPlus dated as of February 10, 2004 shall be deemed fully replaced, merged in and superseded by this Agreement and the Ancillary Agreements as of the Agreement Date for all periods after the Agreement Date; provided, however, such Confidentiality Agreement shall remain in full force and effect with respect to any event or circumstance that is within the subject matter of such agreement and that occurred prior to the Agreement Date.

      12.3 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will be responsible for, and will pay, its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

      12.4 PUBLIC ANNOUNCEMENTS. Except as may be required by Law or any applicable stock exchange rules, neither Party will issue or make any press releases or other public disclosures concerning this Agreement or the transactions contemplated hereby without first obtaining consent from the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

      12.5 CONFIDENTIAL INFORMATION.

            (a) For a period of two (2) years from and after the Closing, Seller shall cause any data or information received at any time by Seller or its Affiliates or its or their Representatives from Purchaser, any data or information regarding Purchaser or its businesses, operations, financial conditions or prospects, and any data or information regarding the Purchase Price and other key financial terms of the transactions contemplated hereby and the discussions among the Parties relating thereto (any of the foregoing, "PURCHASER INFORMATION"), to be maintained by Seller, its Affiliates and their respective Representatives in confidence, not to be utilized for any purpose (except, pending Closing, to prepare therefor) and not to be disclosed for any purpose. Without limiting the generality of the foregoing, Seller and Purchaser acknowledge that, during the Interim Period, Purchaser may conduct one or more solicitations or requests for proposals from third parties and that the foregoing restrictions concerning the Purchase Price and other financial terms are necessary in order to protect Purchaser's interest in the integrity of its acquisition activities.

            (b) From the Agreement Date until the Closing (or, if this Agreement is earlier terminated, then until two (2) years after the date of such termination, and in any event, in the case of any Seller Information not contained in the Purchased Assets, from the Agreement Date until a period two
(2) years from and after the Closing), Purchaser shall cause any such data or information received at any time by Purchaser, its Affiliates or their respective Representatives from Seller, its Affiliates or their respective Representatives and any such data or information regarding Seller or its businesses, operations, financial conditions or prospects, and any data or information regarding the Purchase Price and other key financial terms of the transactions contemplated hereby and the discussions among the Parties relating thereto (any of the foregoing, "SELLER INFORMATION"), to be maintained by Purchaser, its Affiliates and their respective Representatives in confidence, not to be utilized for any purposes (except pending Closing, to prepare therefor) and not to be disclosed for any purpose.

            (c) Purchaser and Seller acknowledge that the approvals of the Governmental Authorities that are required by this Agreement will likely necessitate the provision of Confidential Information to third parties in proceedings to obtain such approvals. Where a filing is made with any Governmental Authority for approval of this Agreement, the Party responsible for the filing shall request that the Governmental Authority approve a reasonable confidentiality agreement or protective order that will provide appropriate protections for any Confidential Information of the other Party.

            (d) Other than as provided in SECTION 12.5(c) and with respect to the obligations under SECTIONS 12.5(a) and 12.5(b), in the event that the Party receiving Confidential Information (the "RECEIVING PARTY") is requested by any Governmental Authority to disclose any Confidential Information of the other Party (the "DISCLOSING PARTY"), the Receiving Party shall give the Disclosing Party prompt written notice of such requirement and shall not disclose any such Confidential Information without reasonable assurances from such Governmental Authority that such Confidential Information will be afforded reasonable confidentiality protections by such Governmental Authority. In the event that the Receiving Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information (or, in the case of any such disclosure to the ACC, the Receiving Party is required or requested to make such disclosure as a condition to the approval by the ACC contemplated by SECTION 8.7(b)), the Receiving Party shall give the Disclosing Party prompt written notice of such requirement so that the Disclosing Party may attempt to seek a protective order or other assurance that confidential treatment will be accorded to any such portion of such Confidential Information as may be required to be disclosed (and the Receiving Party shall cooperate reasonably with any such efforts by the Disclosing Party) or waive compliance with the terms of this SECTION 12.5. In the event that such protective order or other remedy is not timely obtained, the Receiving Party agrees to give the Disclosing Party written notice of the Confidential Information to be disclosed as far in advance of such disclosure as is reasonably practicable, and shall furnish only that portion of the Confidential Information for which the Disclosing Party has waived compliance with the relevant provisions of this SECTION 12.5, or which is in the opinion of the Receiving Party's legal counsel required to be disclosed in order to avoid a contempt order or other civil or criminal sanction or penalty.

            (e) Notwithstanding the foregoing, the confidentiality obligations set forth in this SECTION 12.5 shall not apply to any disclosure of information:

                  (i) which at the time of disclosure is already in the public domain through no fault of the applicable Parties, their Affiliates or their respective Representatives;

                  (ii) which after disclosure becomes part of the public domain through no act or fault of the applicable Parties or their Affiliates or their respective Representatives;

                  (iii) if such information subsequently becomes known to the applicable Parties or their Affiliates through no breach of their obligations hereunder;

                  (iv) which is independently developed by the applicable
            Parties or their Affiliates through no breach of their obligations hereunder; or

                  (v) required by Law or stock exchange rules; provided that the applicable Parties shall use, and shall cause their applicable Affiliates, if any, to use, commercially reasonable efforts to give the other Parties prior notice of such disclosure in sufficient time to enable such other Parties to protect any such information.

      12.6 DISCLOSURE. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

      12.7 WAIVER; REMEDIES CUMULATIVE. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. The failure of any Party to assert any of its rights under this Agreement shall not constitute a waiver of such rights. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      12.8 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party, which written instrument indicates that such writing is intended to amend the terms of this Agreement.

      12.9 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary or similar rights upon any other Person.

      12.10 ASSIGNMENT; BINDING EFFECT. Purchaser may assign its rights and obligations hereunder to an Affiliate; provided, however, that no such assignment shall release Purchaser from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempt to do so will be null and void. Subject to this SECTION 12.10, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

      12.11 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      12.12 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      12.13 COUNTERPARTS; FACSIMILE. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

      12.14 GOVERNING LAW; VENUE; AND JURISDICTION.

            (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona, without giving effect to any conflict or choice of law provision that would result in the imposition of another state's Law.

            (b) WITH RESPECT TO THE ENFORCEMENT OF ANY ARBITRATION AWARD PURSUANT TO SECTION 11.6, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN PHOENIX, ARIZONA.

            (c) WITH RESPECT TO THE ENFORCEMENT OF ANY ARBITRATION AWARD PURSUANT TO SECTION 11.6, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

      12.15 ATTORNEYS' FEES. If either of the Parties shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and expenses incurred in such action from the non-prevailing Party.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

                                     SELLER:

                                     PPL SUNDANCE ENERGY, LLC

                                     By: /s/ James H. Miller
                                        ----------------------------------------
                                     Name: James H. Miller
                                        ----------------------------------------
                                     Title: President
                                        ----------------------------------------

                                     PURCHASER:

                                     ARIZONA PUBLIC SERVICE COMPANY

                                     By: /s/ Jack E. Davis
                                        ----------------------------------------
                                     Name: Jack E. Davis
                                        ----------------------------------------
                                     Title: CEO and President
                                        ----------------------------------------

                                 SIGNATURE PAGE
                               PURCHASE AGREEMENT

                                   APPENDIX I

                                   DEFINITIONS

      "AAA" has the meaning given to it in SECTION 11.6(a).

      "ACC" means the Arizona Corporation Commission or any successor agency with jurisdiction over the rates and charges of Purchaser.

      "ACC ORDER" has the meaning given to it in SECTION 8.7(b).

      "ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION" means the net accumulated credit balance arising from provisions for depreciation or amortization of assets. The net balance reflects current and prior credits less charges.

      "ACQUISITION TRANSACTION" has the meaning given to it in SECTION 6.9.

      "ACSM" means the American Congress on Surveying and Mapping, or its successor.

      "ACTUAL PRORATED AMOUNTS" has the meaning given to it in SECTION
3.2(c)(ii).

      "AFFIDAVIT OF PROPERTY VALUE" means the form of Affidavit of Property Value attached hereto as Exhibit B.

      "AFFILIATE" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interests in a partnership or limited liability company.

      "AGREEMENT" has the meaning given to it in the recitals.

      "AGREEMENT DATE" has the meaning given to it in the introduction to this Agreement.

      "ALTA" means the American Land Title Association, or its successor.

      "ANCILLARY AGREEMENTS" means the Assumption Agreement, the Affidavit of Property Value, the Deed, the Bill of Sale and Assignment of Rights, the Form of Certification of Non-Foreign Status, the Guaranty Agreement and such other documents, instruments, certificates or agreements as may be executed and delivered in connection with this Agreement or the foregoing.

      "ARBITRABLE DISPUTE" has the meaning given to it in SECTION 11.6(b).

      "ASSETS" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

      "ASSUMED LIABILITIES" has the meaning given to it in SECTION 2.3.

      "ASSUMPTION AGREEMENT" has the meaning given to it in SECTION 3.5(c).

      "AVAILABLE EMPLOYEES" has the meaning given to it in SECTION 6.5(a).

      "BENEFIT PLANS" means (a) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an "employee benefit plan", as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation plan.

      "BILL OF SALE AND ASSIGNMENT OF RIGHTS" means the form of Bill of Sale and Assignment of Rights from Seller to Purchaser attached hereto as Exhibit D.

      "BOOKS AND RECORDS" means all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items relating specifically to the Purchased Assets.

      "BUSINESS" means the ownership and operation of the Project, including the generation and sale of electricity and capacity at or from the Project and the conduct of other activities related or incidental to the foregoing.

      "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Arizona are authorized or obligated to close.

      "CERTIFICATE OF ENVIRONMENTAL COMPATIBILITY" means the Decision of the Arizona Power Plant and Transmission Line Siting Committee and Certificate of Environmental Compatibility issued on April 11, 2001, and revised nunc pro tunc on June 25, 2001, by the Arizona Power Plant and Transmission Line Siting Committee in Case No. 107, Docket No. L-00000W-00-0107 (Decision No. 63863), as affirmed and approved on July 9, 2001 by the Arizona Corporation Commission, with respect to the Project.

      "CHARTER DOCUMENTS" means with respect to any Person, the articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the existence of such Person as a legal entity.

      "CLAIM" means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

      "CLAIMANT" has the meaning set forth in SECTION 11.6(b).

      "CLOSING" means the closing of the transactions contemplated by this Agreement, as provided for in SECTION 3.3.

      "CLOSING DATE" means the date on which Closing occurs.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONFIDENTIAL INFORMATION" means Seller Information or Purchaser Information, individually or collectively as the context may require.

      "CONTINUED EMPLOYEE" has the meaning set forth in SECTION 6.5(b).

      "CONTRACT" means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

      "CREDIT RATING" means (i) with respect to any entity other than a financial institution, the current (A) rating issued or maintained by S&P or Moody's with respect to such entity's senior, unsecured debt securities or (B) corporate credit rating or long-term issuer rating issued or maintained with respect to such entity by S&P or Moody's, or (ii) if such entity is a financial institution, the ratings issued or maintained by S&P or Moody's with respect to such entity's long-term, unsecured, unsubordinated deposits.

      "DEED" means the form of Special Warranty Deed from Seller to Purchaser attached hereto as Exhibit C.

      "DISCLOSING PARTY" has the meaning given to it in SECTION 12.5(d).

      "DISPUTE" has the meaning given to it in SECTION 11.6(a).

      "DWR" has the meaning given to it in SECTION 4.13(s)(iv).

      "ENVIRONMENTAL CLAIM" means any Claim arising out of or related to any violation of Environmental Law, or in respect of any Environmental Conditions or Hazardous Materials.

      "ENVIRONMENTAL CONDITION" means the presence or Release to the environment, whether at the Real Property or otherwise, of Hazardous Materials, including any migration of Hazardous Materials through air, soil or groundwater at, to or from the Real Property or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

      "ENVIRONMENTAL LAW" means any Law relating to (i) facility siting, land use and environmental matters, (ii) the control of any pollutant, or protection of the air, water, or land, (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iv) exposure to hazardous, toxic or other harmful substances, and (v) the protection and enhancement of the environment. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et
seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j; Endangered Species Act, 16 U.S.C. Sections 1531 et seq.; Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; Occupational Safety and Health Act; National Environmental Policy Act; Comprehensive Air Quality Act, A.R.S. Sections 49-401 et seq.; Arizona Emergency Planning and Community Right-to-Know Act, A.R.S. Sections 26-341 et seq.; Water Quality Control, A.R.S. Sections 49-201 to 391; Solid Waste Management, A.R.S. Sections 49-701 to 881; Hazardous Waste Disposal, A.R.S. Sections 49-901 to 971; Underground Storage Tank Act, A.R.S. Sections 49-1001 to 1073; Groundwater Management Act, A.R.S. Sections 45-401 to 704 and all similar Laws of any Governmental Authority having jurisdiction over the assets in question addressing pollution or protection of the environment and all amendments to such Laws and all regulations implementing any of the foregoing.

      "ENVIRONMENTAL LIABILITIES" means all Liabilities with respect to the Purchased Assets or the Business arising under or relating to Environmental Laws or relating to any Environmental Claim, including settlements, judgments, costs and expenses, including reasonable attorneys fees, whether based on common law or Environmental Laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, or that is a member of the same "controlled group" as Seller pursuant to Section 4001(a)(14) of ERISA; provided, that Seller shall not be considered to be an ERISA Affiliate from and after the Closing Date.

      "ESTIMATED PRORATED AMOUNTS" has the meaning given to it in SECTION 3.2(c)(ii).

      "EXCLUDED ASSETS" has the meaning given to it in SECTION 2.2.

      "EXCLUDED CONTRACTS" has the meaning given to it in SECTION 2.2(f).

      "EXCLUDED ENVIRONMENTAL LIABILITIES" has the meaning given to it in
SECTION 2.4(i).

      "EXCLUDED ITEMS" has the meaning given to it in SECTION 2.2(h).

      "EXCLUDED LIABILITIES" has the meaning given to it in SECTION 2.4.

      "EXCLUDED TORT LIABILITIES" has the meaning given to it in SECTION 2.4(j).

      "EXISTING SURVEY" has the meaning given to it in SECTION 4.13(b).

      "EXISTING TITLE POLICIES" means (a) Title Insurance Policy No. O-993-2374088, dated September 21, 2001, by Stewart Title and Trust of Phoenix, Inc. insuring PPL Sundance Energy,

LLC, and (b) Title Insurance Policy No. 0-9993-2407891, dated November 19, 2001, by Stewart Title and Trust of Phoenix, Inc. insuring PPL Sundance Energy, LLC.

      "FERC" means the Federal Energy Regulatory Commission, or its successor.

      "FINAL ORDER" means an action by a Governmental Authority as to which: (a) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by applicable Law for filing any request for such stay, such time period has expired; (b) no petition for rehearing, reconsideration or application for review of the action is pending and the time for filing any such petition or application has expired; (c) such Governmental Authority does not have the action under reconsideration or subject to rehearing on its own motion or otherwise and the time in which such reconsideration or rehearing is permitted has expired; and (d) no appeal to a court, or a request for stay by a court of the Governmental Authority's action is pending or in effect and the deadline for filing any such appeal or request has expired. For purposes of determining the consent and approval of Governmental Authorities under the HSR Act, a "Final Order" shall include the signing of any stipulation between the Governmental Authority and the Parties allowing consummation of the transactions contemplated hereby and by the Ancillary Documents.

      "FIRPTA AFFIDAVIT" means an affidavit, signed by and acknowledged on behalf of Seller under penalties of perjury, certifying that Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and the associated Treasury Regulations.

      "GAAP" means generally accepted accounting principles in the United States of America applied on a consistent basis.

      "GOOD OPERATING PRACTICES" means, with respect to the Project or the Purchased Assets, the practices, methods and acts generally engaged in or approved by a significant portion of the independent electric power industry in the WECC for similarly situated facilities in the WECC during a particular time period, or any of such practices, methods, and acts, which, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with applicable Law, reliability, safety, environmental protection, economy and expedition, and taking into consideration the requirements of this Agreement, the Material Contracts and the other Contracts affecting the operation of the Project. Good Operating Practices are not intended to be limited to the optimum practices, methods or acts, to the exclusion of all others, but rather to include a spectrum of possible practices, methods or acts generally acceptable in the region during the relevant period in light of the circumstances.

      "GOVERNMENTAL AUTHORITY" means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any domestic state, province, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

      "GUARANTY AGREEMENT" has the meaning given to it in SECTION 3.4(j).

      "HAZARDOUS MATERIAL" means any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed or regulated as hazardous, toxic or dangerous or as waste or a contaminant, or are otherwise listed or regulated, or for which liability or standards of care are imposed, under any Environmental Law, including petroleum products, asbestos, PCBs, coal combustion by-products, urea formaldehyde foam insulation, lead-containing paints or coatings, and any substances included in the definition of "hazardous debris," "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "pollutants," "contaminants" or words of similar import, under any Environmental Law.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

      "IMPROVEMENTS" means all buildings, structures, fixtures and improvements located on the Real Property or included in the Purchased Assets, including those under construction as of the Closing Date.

      "INDEMNIFIED PARTY" has the meaning given to it in SECTION 11.5(a).

      "INDEMNIFYING PARTY" has the meaning given to it in SECTION 11.5(a).

      "INDEPENDENT ACCOUNTANTS" means a nationally recognized firm of independent certified public accountants that is mutually acceptable to Seller and Purchaser.

      "INSURED EXCEPTION" has the meaning given to it in SECTION 6.11(c).

      "INTELLECTUAL PROPERTY" means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, and registrations and applications for registration thereof, (b) trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, slogans, domain names, logos and trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent rights and patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, inventions, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

      "INTERIM PERIOD" has the meaning given to it in SECTION 6.1.

      "INVENTORY ADJUSTMENT NOTICE" has the meaning given to it in SECTION
3.7(c).

      "INVESTMENT GRADE ENTITY" means an entity having a Credit Rating of BBB-or above from S&P and Baa3 or above from Moody's.

      "KNOWLEDGE" when used in a particular representation or otherwise herein
(a) with respect to Seller, means Seller's Knowledge, and (b) with respect to Purchaser, means Purchaser's Knowledge.

      "LAWS" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees and other pronouncements having the effect of law of any Governmental Authority.

      "LIABILITY" with respect to any Person, any liability, indebtedness or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

      "LIEN" means any mortgage; deed of trust; pledge; security interest; adverse possessory right; mechanic's, materialmen's or other lien; covenant, condition or restriction; charge or assessment; lease; easement; license; purchase option; right of first refusal; or any other matter affecting title of any nature whatsoever.

      "LOSS" means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment). For all purposes in this Agreement the term "LOSSES" does not include any Non-reimbursable Damages.

      "MARTIN FARMS INDEMNITY OBLIGATIONS" has the meaning given to it in
SECTION 11.1(d).

      "MARTIN FARMS LEASE" has the meaning given to it in SECTION 4.13(s)(iv).

      "MATERIAL CONTRACT" or "MATERIAL CONTRACTS" has the meaning given to it in
SECTION 4.12(a).

      "MINIMUM INVENTORY AMOUNT" means one million fifty thousand dollars ($1,050,000).

      "MOODY'S" means Moody's Investor Services, Inc., or any successor thereto.

      "NON-REIMBURSABLE DAMAGES" has the meaning given to it in SECTION 11.2(b).

      "OFF-SITE LOCATION" means any real property other than the Real Property.

      "ORIGINAL COST" means the cost of utility property at the time such property was brought into service.

      "PARTICIPATION AGREEMENT" has the meaning given to it in SECTION 6.15.

      "PARTY" means each of Purchaser and Seller, individually; and "PARTIES" means Purchaser and Seller, collectively.

      "PERMITS" means all licenses, permits, certificates of authority, authorizations, approvals, franchises, exemptions, variances, consents, orders, judgments or decrees granted by, or any notices to, declarations of, or filings or registrations with, any Governmental Authority under any provision of any applicable Laws.

      "PERMITTED LIEN" means (a) any Lien for Taxes not yet due or delinquent;
(b) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; (c) zoning, planning, entitlement, conservation restriction and other similar governmental limitations and restrictions; (d) any Lien to be released on or prior to Closing; (e) any statutory Lien (other than mechanics' or materialmen's Liens) arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent; and (f) each item set forth on Schedule 2.1; provided, however, that Permitted Liens shall include (i) any Lien for Taxes and (ii) any statutory Lien, to the extent not otherwise included in clauses (a) and (e) above, but only if such are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

      "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, joint venture, association, whether or not a legal entity, and any Governmental Authority.

      "PLANT ACQUISITION ADJUSTMENT" means the difference between the cost to the utility of plant acquired as an operating unit or system by purchase, merger, consolidation, liquidation or otherwise, and the Original Cost of such plant less the amount(s) credited at the time of acquisition to Accumulated Provision for Depreciation and Amortization.

      "POST-CLOSING INVENTORY AMOUNT DETERMINATION" has the meaning given to it in SECTION 3.7(c).

      "PPL ENERGY SUPPLY" means PPL Energy Supply, LLC, a Delaware limited liability company and Affiliate of Seller.

      "PPL ENERGYPLUS" means PPL EnergyPlus, LLC, a Pennsylvania limited liability company and Affiliate of Seller.

      "PPL MONTANA" means PPL Montana, LLC, a Delaware limited liability company and Affiliate of Seller.

      "PRE-CLOSING ENVIRONMENTAL LIABILITIES/TORT LIABILITIES" has the meaning given to it in SECTION 11.1(c).

      "PRE-CLOSING TRANSACTIONS" has the meaning given to it in SECTION 6.14(b).

      "PREPAYMENTS" means all advance payments, including but not limited to any advance payments made in connection with the Master Power Purchase and Sale Agreement Confirmation Letter, for a term beginning June 1, 2003, by and between Tucson Electric Power and PPL EnergyPlus, LLC, as amended by Amendment dated May 6, 2003, prepaid expenses, progress payments and deposits of Seller, rights to receive prepaid expenses, deposits or progress payments relating to the ownership, operation and maintenance of the Purchased Assets, but not including any prepaid expenses or deposits attributable to Excluded Assets.

      "PROJECT" means the 450 MW generating plant located on a site owned by Seller in Pinal County, Arizona, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) that are located at such site, together with all other improvements that are located at such site.

      "PROJECT EMPLOYEE" has the meaning given to it in SECTION 4.21(a).

      "PROPERTY TAX RETURN" means any returns, declarations, reports, bills, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Property Taxes or in connection with the administration of any statutes, laws, rules, regulations, orders or awards of any Governmental Authorities relating to any Property Taxes.

      "PROPERTY TAXES" means any tax, imposition or assessment resulting from and relating to the assessment of real or personal property by any Governmental Authority.

      "PRORATED DIFFERENCE" has the meaning given to it in SECTION 3.2(c)(ii).

      "PURCHASE PRICE" has the meaning given to it in SECTION 3.1.

      "PURCHASE PRICE ALLOCATION SCHEDULE" has the meaning given to it in
SECTION 3.6.

      "PURCHASED ASSETS" means, subject to the Permitted Liens, all of the right, title and interest in, to and under the real and personal property, tangible or intangible, constituting the Project or used principally for generation purposes in connection with the Project including the following assets owned by Seller: (i) the Real Property described on Schedule 4.13(a) as associated with the Project, together with all easements, rights of way and privileges (including water rights) relating to the Project; (ii) all inventories of fuels, supplies, materials and spares located on or in transit to the Real Property on the Closing Date or otherwise held for use principally in connection with the Project on the Closing Date; (iii) the machinery, equipment, vehicles, furniture and other personal property located on the Real Property or held for use principally in connection with the Project on the Closing Date, including the items of personal property included in Schedule 4.14 as being associated with the Project, and all Warranty Rights; (iv) the Transferred Contracts; (v) the Transferred Permits; (vi) the Transferred Intellectual Property; (vii) all Books and Records; (viii) all financial records relating primarily to the Purchased Assets, and plant in service, construction work in process, fuel inventory, spares and materials and supplies in inventory records;
(ix) any emission reduction credits paid for or obtained for the Purchased Assets; (x) Prepayments; and (xi) all rights, privileges, claims, causes of action and options against any third parties (including indemnification, contribution and insurance claims) relating to any Purchased Assets or Assumed Liabilities.

      "PURCHASER" has the meaning given to it in the introduction to this Agreement.

      "PURCHASER APPROVALS" has the meaning given to it in SECTION 5.3(c).

      "PURCHASER INDEMNIFIED PARTIES" has the meaning given to it in SECTION 11.1(a).

      "PURCHASER INFORMATION" has the meaning given to it in SECTION 12.5(a).

      "PURCHASER MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the ability of Purchaser to perform its obligations under this Agreement, (ii) the validity or enforceability of this Agreement or any of the Ancillary Agreements, or (iii) the rights or remedies of Seller hereunder or thereunder.

      "PURCHASER'S APPLICABLE CONTRACTS" has the meaning given to it in SECTION 9.8(c).

      "PURCHASER'S KNOWLEDGE" has the meaning given to it in SECTION 5.4.

      "PURCHASER'S NOTICE" has the meaning given to it in SECTION 6.11(b).

      "REAL PROPERTY" means the real property of which any of the Project is a part or on which the Project is located, together with all rights, privileges, easements and rights-of-way appurtenant thereto and Improvements thereon, as described in Schedule 4.13(a).

      "REAL PROPERTY LEASES" has the meaning given to it in SECTION 4.13(c).

      "RECEIVING PARTY" has the meaning given to it in SECTION 12.5(d).

      "RECORDS" has the meaning given to it in SECTION 6.14(a).

      "RELEASE" means any actual or threatened release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment, to the extent prohibited under applicable Environmental Laws.

      "REPRESENTATIVES" means, with respect to any Person, such Person's officers, directors, employees, counsel, accountants, financial advisers, consultants and other advisers.

      "REQUEST DATE" has the meaning given to it in SECTION 3.2(c)(ii).

      "RESPONDENT" has the meaning given to it in SECTION 11.6(b).

      "S&P" means the Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

      "SCHEDULES" means the disclosure schedules prepared by Seller and attached to this Agreement.

      "SELLER" has the meaning given to it in the introduction to this Agreement.

      "SELLER APPROVALS" has the meaning given to it in SECTION 4.3(c).

      "SELLER CONSENTS" has the meaning given to it in SECTION 4.3(b).

      "SELLER INDEMNIFIED PARTIES" has the meaning given to it in SECTION
11.1(b).

      "SELLER INFORMATION" has the meaning given to it in SECTION 12.5(b).

      "SELLER MATERIAL ADVERSE EFFECT" means an effect caused by any event, circumstance, condition, development, or occurrence, individually or in the aggregate, that is or is reasonably likely to be materially adverse to the Business, Purchased Assets or operations, performance or condition (financial or otherwise) of Seller or the Project, taken as a whole; provided that the following shall not be considered when determining whether a Seller Material Adverse Effect has occurred: any effect resulting from (i) any change resulting from changes in the international, national, regional or local wholesale or retail markets for electricity; (ii) any change resulting from changes in the international, national, regional or local markets for any fuel used at the Project; (iii) any change resulting from changes in the North American, national, regional or local electricity or gas transmission systems; (iv) any change in the financial condition or results of operations of Seller caused by the pending sale of the Purchased Assets to Purchaser; or (v) any actions to be taken pursuant to or in accordance with this Agreement, excluding any actions taken by Seller pursuant to the "emergency situations" provision in the last paragraph of SECTION 6.3.

      "SELLER PLANS" has the meaning given to it in SECTION 6.5(c).

      "SELLER'S KNOWLEDGE" has the meaning given to it in SECTION 4.4.

      "SURVEY" has the meaning given to it in SECTION 6.11(a)(ii)(b).

      "SYNTHETIC LEASE TRANSACTION" has the meaning given to it in SECTION 6.15.

      "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, ad valorem, sales, transaction privilege or use, employment, social security, disability, occupation, rent, property, severance, value added, transfer, capital stock, excise or other taxes, charges, fees, levies or other assessments imposed by or on behalf of any Taxing Authority, including any interest or penalty thereon, or any addition thereto.

      "TAX RETURN" means any returns, declarations, reports, bills, claims for refund, information returns (including where permitted or required, any consolidated, combined or unitary returns) or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in connection with the administration of any statutes, laws, rules, regulations, orders or awards of any Governmental Authorities relating to any Taxes.

      "TAXING AUTHORITY" means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax for the Governmental Authority that imposes such Tax.

      "TERMINATION DATE" has the meaning given to it in SECTION 10.1(g).

      "THRESHOLD AMOUNT" has the meaning given to it in SECTION 11.4(b).

      "TITLE COMMITMENT" has the meaning given to it in SECTION 6.11(a)(i)(A).

      "TITLE EXCEPTION DOCUMENTS" has the meaning given to it in SECTION 6.11(a)(i)(B).

      "TITLE INSURER" has the meaning given to it in SECTION 6.11(a)(i).

      "TITLE OBJECTION" has the meaning given to it in SECTION 6.11(b).

      "TORT LIABILITIES" means all Liabilities (other than Environmental Liabilities) to third parties for personal injury or tort, or similar causes of action arising out of the Business or the ownership, lease, maintenance or operation of the Purchased Assets.

      "TRANSFER TAXES" means all transfer, sales, transaction privilege, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

      "TRANSFERRED CONTRACTS" means all Contracts to which Seller (or any Affiliate of Seller) is a party and relating to the Business or by which the Purchased Assets may be bound (including the Material Contracts but excluding the Excluded Contracts), subject to receipt of necessary consents and approvals.

      "TRANSFERRED INTELLECTUAL PROPERTY" means the Intellectual Property identified on Schedule 4.18 as "Transferred Intellectual Property," subject to receipt of necessary consents and approvals, and any plant drawings, equipment performance data, design criteria or maintenance records collected by the Seller's data collection or other information technology systems or software and relating to the Project, whether or not identified on Schedule 4.18 as "Transferred Intellectual Property."

      "TRANSFERRED PERMITS" means the Permits identified on Schedule 4.15 as "Transferred Permits," subject to receipt of necessary consents and approvals.

      "WARRANTY RIGHTS" means warranties against manufacturers or vendors relating to the Purchased Assets, to the extent that such warranties relate specifically to the Project, are unexpired as of the Closing and are transferable, including those warranties set forth on Schedule 4.12(e).

      "WATER RIGHTS" has the meaning given to it in SECTION 4.13(s)(i).

      "WATER RIGHTS CERTIFICATE" has the meaning given to it in SECTION 4.13(s)(iv).

      "WECC" means the Western Electricity Coordinating Council, or its successor.

      "WELFARE BENEFITS" has the meaning given to it in SECTION 6.5(e).

      "WELLS" has the meaning given to it in SECTION 4.13(s)(ii).